EXHIBIT 99.1
Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Cautionary statement regarding forward-looking statements

In various places herein, we use statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and may include statements relating to our future plans, objectives, expectations and intentions regarding industry and general economic trends, our expected financial position, results of operations or market position and business strategy. Such statements can generally be identified by words such as “may”, “target”, “could”, “would”, “will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “seek”, “project”, “plan” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, including those discussed under the heading “Risk factors” and as otherwise may be described in our periodic filings with the SEC, that may cause our actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from those made or implied by forward-looking statements include, but are not limited to:

•	the impact of general economic conditions in the United States or in specific markets in which we currently do business;

•	industry conditions, including existing competition and future competitive technologies;

•	the popularity of radio as a broadcasting and advertising medium;

•	cancellations, disruptions or postponements of advertising schedules in response to national or world events;

•	our capital expenditure requirements;

•	legislative or regulatory requirements;

•	risks and uncertainties relating to our leverage;

•	changes in interest rates;

•	our dependence on key personnel;

•	our ability to obtain financing at times, in amounts and at rates considered appropriate by us;

•	our ability to complete the CMP Acquisition and the Citadel Acquisition (each as defined herein) within the time periods anticipated and our ability to achieve the anticipated benefits and synergies from those acquisitions;

•	our continued ability to identify suitable acquisition targets, and consummate and integrate any future acquisitions; and

•	our ability to access the capital markets as and when needed and on terms that we consider favorable to us.

Many of these factors are beyond our control or difficult to predict and we cannot be certain that any of the events anticipated by the forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.

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Certain terms used herein

Unless the context requires otherwise, or as specifically described below:

•	the terms “Cumulus,” “CMI,” “our Company,” “us,” “we” and “our” refer to Cumulus Media Inc. and its consolidated subsidiaries;

•	the term “Refinancing” refers to the offering of notes and our use of the proceeds therefrom to prepay the term loan outstanding under our existing senior secured credit facilities under the credit agreement, dated as of June 7, 2006, among Cumulus Media Inc., the lenders party thereto and the administrative agent thereunder (as amended, the “Existing Credit Agreement”) as described under “Use of proceeds;”

•	the term “Refinancing As Adjusted Basis” means as adjusted to reflect the Refinancing;

•	the term “CMP” refers to Cumulus Media Partners, LLC and its consolidated subsidiaries;

•	the term “CMP Acquisition” refers to our pending acquisition of the remaining equity interests of Cumulus Media Partners, LLC that we do not currently own, as described under “Pending transactions—The CMP Acquisition;”

•	the term “CMP Pro Forma Basis” means on a pro forma as adjusted basis to reflect the Refinancing and the CMP Acquisition with CMP designated as an unrestricted subsidiary;

•	the term “Citadel” refers to Citadel Broadcasting Corporation and its consolidated subsidiaries;

•	the term “Citadel Acquisition” refers to the pending merger of Citadel with one of our wholly-owned subsidiaries. At the effective time of the Citadel Acquisition, each outstanding share of common stock of Citadel will be converted automatically into the right to receive, at the election of the holder (subject to certain limitations set forth in the Citadel Merger Agreement), (i) $37.00 in cash, (ii) 8.525 shares of Cumulus Media Inc. common stock, or (iii) a combination thereof (the “Citadel Acquisition Consideration”). Additionally, in connection with and prior to the closing of the Citadel Acquisition, (i) each outstanding unvested option to acquire shares of Citadel common stock issued under Citadel’s equity incentive plan will automatically vest, and all outstanding options at the effective time of this Citadel Acquisition will be deemed exercised pursuant to a cashless exercise, with the resulting net number of Citadel shares to be converted into the right to receive the Citadel Acquisition Consideration, and (ii) each outstanding warrant to purchase Citadel common stock will become exercisable for the Citadel Acquisition Consideration, subject to any applicable FCC limitations. Holders of unvested restricted shares of Citadel common stock will be eligible to receive the Citadel Acquisition Consideration for their shares pursuant to the original vesting schedule for such shares. Elections by Citadel stockholders are subject to adjustment such that the maximum number of shares of our common stock that may be issued in the Citadel Acquisition is 151,485,282 (the “Maximum Stock Cap”) and the maximum amount of cash payable by us in the Citadel Acquisition is $1,408,728,600 (the “Maximum Cash Cap”).

•	the term “Citadel Pro Forma Basis” refers to the Refinancing, the Citadel Acquisition and the Global Refinancing, but excluding the CMP Acquisition and any transactions related thereto, including repayment of any indebtedness or other obligations of CMP as otherwise contemplated under the Global Refinancing;

•	the term “Acquisitions” refers, collectively, to the CMP Acquisition and the Citadel Acquisition;

•	the term “Equity Investment” means, collectively, the investment by affiliates of (i) Crestview Partners (“Crestview”), (ii) Macquarie Capital (USA) Inc. (“Macquarie”) and (iii) UBS Securities LLC (“UBS Securities”), of up to an aggregate of $500.0 million in our equity securities, the proceeds of which would be used to pay a part of the cash portion of the purchase price for, and which investment is conditioned on the closing of, the Citadel Acquisition;

•	the term “Global Refinancing” refers to our entry into the Acquisition Credit Facility (as defined under “Summary—The Global Refinancing”), the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel, and the redemption of certain preferred stock of a subsidiary of CMP (assuming, for each CMP repayment and redemption, that the CMP Acquisition has been consummated and CMP has been designated a restricted subsidiary), and our other financing transactions contemplated in connection with the Citadel Acquisition;” and

•	the term “Overall Pro Forma Basis” means on a pro forma basis as adjusted to reflect the Refinancing, the CMP Acquisition, the Citadel Acquisition and the Global Refinancing.

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Sources and uses

The following table summarizes the estimated sources and uses of proceeds in connection with the CMP Acquisition, the Citadel Acquisition and the Global Refinancing, including the Equity Investment. The amounts set out in the table below have been calculated assuming that all outstanding Citadel stock options are exercised and that holders of 50% of Citadel stock elect to receive cash and holders of 50% of Citadel stock elect to receive shares of Cumulus common stock, which results in a payout equal to the Maximum Stock Cap. These amounts are based on estimates and assumptions, which are inherently speculative and subject to change. The estimates and assumptions may not be representative of facts existing at the closing dates of the respective transactions including as a result of, among other things, the amount of cash and stock actually paid by Cumulus in the Citadel Acquisition, changes in our stock price, interest rates on borrowings and the financial condition and results of operations of each of us, CMP and Citadel, and our ability to recognize expected synergies from the Acquisitions. The following information should be read together with the information included under the headings “Risk factors,” “Unaudited pro forma condensed consolidated condensed financial information” and “Use of proceeds” included elsewhere.

Sources of funds (dollars in millions)	Amount	Uses of funds	Amount

Acquisition Credit Facility:(1)
Revolving credit facility	$71.7	Cash consideration in Citadel Acquisition(6)	$1,152.7
Term loan	2,040.0	Equity consideration in CMP Acquisition(4)	80.3
Notes offered(2)	610.0	Equity consideration in Citadel Acquisition(5)	713.0
Gross proceeds from Equity Investment(3)	395.0	Refinance existing net debt and subsidiary’s preferred stock(7)	1,876.9
Equity value for issuance in CMP Acquisition(4)	80.0	Redemption premium on Citadel Senior Notes(8)	31.0
Equity value for issuance in Citadel Acquisition(5)	713.0	Fees and expenses(9)	141.7
Proceeds from assumed exercise of all outstanding Citadel stock options	91.6	Cash to balance sheet	5.0
Total sources	$4,000.6	Total uses	$4,000.6

(1)	Represents borrowings to effect the Global Refinancing.

(2)	Represents the aggregate principal amount of notes offered hereby, before payment of any unamortized original issue discount or fees or expenses.

(3)	Represents the aggregate proceeds from the Equity Investment at the Maximum Stock Cap, before payment of any fees due under the Investment Agreement. If holders of Citadel stock were to make elections resulting in a payout equal to the Maximum Cash Cap, then gross proceeds from the Equity Investment would be $500.0 million.

(4)	Value of shares of Cumulus common stock to be issued to the CMP Sellers in the CMP Acquisition.

(5)	Value of shares of Cumulus common stock to be issued in the Citadel Acquisition, assuming that all outstanding Citadel stock options are exercised and holders of 50% of Citadel stock elect to receive cash and holders of 50% of Citadel stock elect to receive shares of Cumulus common stock in the Citadel Acquisition, which results in a payout equal to the Maximum Stock Cap.

(6)	Represents cash portion of Citadel Acquisition Consideration, assuming that all outstanding Citadel stock options are exercised and holders of 50% of Citadel stock elect to receive cash and holders of 50% of Citadel stock elect to receive shares of Cumulus common stock in the Citadel Acquisition, which results in a payout equal to the Maximum Stock Cap. If holders of Citadel stock were to make elections resulting in a payout equal to the Maximum Cash Cap, then borrowings under the Acquisition Credit Facility (without giving effect to the use of any cash on hand) would be $2,415.0 million and the gross proceeds from the Equity Investment would be $500.0 million.

(7)	Consists of repayment of outstanding indebtedness of each of Cumulus, CMP and Citadel, and redemption of outstanding preferred stock of Radio Holdings in accordance with its terms (each as of December 31, 2010). We intend to use the net proceeds from the offering of notes to repay outstanding amounts under the term loan facility under our Existing Credit Agreement.

(8)	Estimated premium payable in connection with redemption pursuant to the terms of the Citadel Senior Notes.

(9)	Represents estimated fees and expenses associated with the Global Refinancing and the Equity Investment, including financial advisory fees, commissions, commitment and syndication fees, the initial purchasers’ discount related to the notes and other transactional fees and expenses.

Assuming the consummation of each of the CMP Acquisition and the Citadel Acquisition, and the completion of the Global Refinancing, including the Equity Investment, on January 1, 2010, we believe that, as of December 31, 2010 and based on an Overall Pro Forma Basis adjusted EBITDA for 2010, after giving effect to (i) all projected synergies from reductions in corporate overhead, cost of sales, mutual overlays and network operations of approximately $51.9 million in the aggregate (the majority of which we believe can be achieved within one year of the closing of the Citadel Acquisition), and (ii) contractual savings of $6.3 million in 2010 associated with the modification of the terms of our agreement with Nielsen in December 2010, we would have had a total debt to Adjusted EBITDA ratio of approximately 5.7:1.

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Preliminary financial data for the three months ended March 31, 2011

We, CMP and Citadel recently completed our respective three-month fiscal periods ended March 31, 2011.

Because the first quarter has only recently ended, the following unaudited financial data is, by necessity, preliminary in nature and based only upon information available to each of Cumulus, CMP and Citadel as of the date hereof. Each of our, CMP’s and Citadel’s financial position and results of operations for our respective three-month periods ended March 31, 2011 could differ materially from these estimates upon completion of our respective normal quarter-end closing procedures due to final adjustments and other developments that may arise prior to financial results for this period being finalized. The following financial data is subject to change:

•	Cumulus expects to report: net revenues of between $55.0 million and $60.8 million for the three months ended March 31, 2011; Adjusted EBITDA of between $12.2 million and $13.5 million for the three months ended March 31, 2011; Station Operating Income of between $19.3 million and $21.4 million for the three months ended March 31, 2011; and cash and cash equivalents of between $2.9 million and $3.2 million as of March 31, 2011.

•	CMP expects to report: net revenues of between $35.5 million and $39.2 million for the three months ended March 31, 2011; CMP Adjusted EBITDA of between $13.1 million and $14.5 million for the three months ended March 31, 2011; CMP Station Operating Income of between $15.0 million and $16.5 million for the three months ended March 31, 2011; and cash and cash equivalents of between $10.8 million and $12.0 million as of March 31, 2011.

•	Citadel expects to report: net revenues for Radio Markets of between $135.0 million and $137.5 million for the three months ended March 31, 2011; net revenues for Radio Network of between $24.5 million and $25.1 million for the three months ended March 31, 2011; consolidated net revenues after eliminations of between $158.4 million and $161.6 million for the three months ended March 31, 2011; Citadel Adjusted EBITDA of between $42.0 million and $44.0 million for the three months ended March 31, 2011; Segment Operating Income for Radio Markets of between $45.4 million and $48.0 million for the three months ended March 31, 2011; Segment Operating Income for Radio Network of between $1.0 million and $1.3 million for the three months ended March 31, 2011; and cash and cash equivalents of between $144.6 million and $146.0 million as of March 31, 2011.

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Risk factors

You should carefully consider the risks described below and all of the information contained or incorporated by reference herein in connection with a potential evaluation of the Company. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations. If any of those risks actually occurs, our business, cash flows, financial condition and results of operations could suffer.

In addition, in certain instances, the exposure of our business to certain of these risks could potentially be greater after the consummation of each of the CMP Acquisition and the Citadel Acquisition, and we may become subject to additional risks. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements”.

Risks related to our business

Our results of operations have been, and could continue to be, adversely affected by the recent downturn in the U.S. economy and in the local economies of the markets in which we operate.

Revenue generated by our radio stations depends primarily upon the sale of advertising. Advertising expenditures, which we believe to be largely a discretionary business expense, generally tend to decline during an economic recession or downturn. Furthermore, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets is directly affected by local or regional economic conditions. Consequently, the recent recession in the national economy, and the economies of several individual geographic markets in which we own or operate stations, continues to adversely affect our advertising revenue and, therefore, our results of operations.

Even as the economy recovers from the recent recession, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector fails to recover on pace with the overall economy. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its expenditures may adversely affect our revenue.

We operate in a very competitive business environment, and a decrease in our ratings or market share would adversely affect our revenues.

The radio broadcasting industry is very competitive. The success of each of our stations depends largely upon rates it can charge for its advertising, the number of local advertising competitors, and the overall demand for advertising within individual markets. These conditions are subject to change and are highly susceptible to microeconomic and macroeconomic conditions. Any adverse change in a particular market affecting advertising expenditures, or any adverse change in the relative market share of the stations located in a particular market, could have a material adverse effect on the revenue of our radio stations located in that market. There can be no assurance that any one or all of our stations will be able to maintain or increase advertising revenue market share.

Audience ratings and market shares fluctuate, and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. While we already compete with other stations with comparable programming formats in many of our markets, any one of our stations could suffer a reduction in ratings or revenue and could require increased promotion and other expenses, and, consequently, could have a lower Station Operating Income, if:

•	an existing radio station in the market were to convert its programming format to a format similar to our station or launch aggressive promotional campaigns;

•	a new station were to adopt a competitive format;

•	there is a shift in population, demographics, audience tastes or other factors beyond our control; or

•	an existing competitor were to strengthen its operations.

The Telecommunications Act of 1996 (the “Telecom Act”) allows for the consolidation of ownership of radio broadcasting stations in the markets in which we operate or may operate in the future. Some competing consolidated owners may be larger and have substantially more financial and other resources than we do. In addition, increased consolidation in our target markets may result in greater competition for acquisition candidates and a corresponding increase in purchase prices we pay for these acquisitions, which could adversely impact our ability to complete or profit from acquisitions.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive.

The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies and services. In some cases, our ability to compete is dependent on our acquisition of new technologies and our provision of new services, and there can be no assurance that we will have the resources to acquire those new technologies or provide those new services; in other cases, the introduction of new technologies and services, including online music services, could increase competition and have an adverse effect on our revenue. Recent new media technologies and services include the following:

•	audio programming by cable television systems, direct broadcast satellite systems, Internet content providers (both landline and wireless), Internet-based audio radio services, smart phone and other mobile applications, satellite delivered digital audio radio service and other digital audio broadcast formats;

•	HD Radiotm digital radio, which can provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•	low power FM radio, which can result in additional FM radio broadcast stations in markets where we have stations.

We also cannot assure that we will continue to have the resources to acquire other new technologies or to introduce new services that could compete with other new technologies. We cannot predict the effect, if any, that competition arising from new technologies may have on the radio broadcasting industry or on our business.

We face many unpredictable business risks that could have a material adverse effect on our future operations.

Our operations are subject to many business risks, including certain risks that specifically influence the radio broadcasting industry. These include:

•	changing economic conditions, both generally and relative to the radio broadcasting industry in particular;

•	shifts in population, listenership, demographics or audience tastes;

•	the level of competition from existing or future technologies for advertising revenues, including, but not limited to, other radio stations, satellite radio, television stations, newspapers, the Internet, and other entertainment and communications media; and

•	changes in laws as well as changes in governmental regulations and policies and actions of federal regulatory bodies, including the United States Department of Justice, the Federal Trade Commission and the FCC.

Given the inherent unpredictability of these variables, we cannot with any degree of certainty predict what effect, if any, these risks will have on our future operations. Any one or more of these variables may have a material adverse effect on our future operations.

There are risks associated with our acquisition strategy.

We intend to continue to grow through the pending Acquisitions and by acquiring radio station clusters and individual radio stations in the future. We cannot predict whether we will be successful in pursuing these acquisitions or what the consequences of these acquisitions will be. Consummation of our pending Acquisitions are, and any acquisitions in the future may be, subject to various conditions, such as compliance with FCC and antitrust regulatory requirements. The FCC requirements include:

•	approval of license assignments and transfers;

•	limits on the number of stations a broadcaster may own in a given local market; and

•	other rules or policies, such as the ownership attribution rules, that could limit our ability to acquire stations in certain markets where one or more of our stockholders, officers or directors have other media interests.

The antitrust regulatory requirements include:

•	filings with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), where applicable;

•	expiration or termination of any applicable waiting period under the HSR Act; and

•	possible review by the United States Department of Justice or the Federal Trade Commission of antitrust issues under the HSR Act or otherwise.

Completion of any acquisition may also only be approved subject to our compliance with certain conditions. These conditions may be onerous, and may include the requirement that we divest certain assets, which may include stations we already own or we propose to acquire. We cannot be certain whether any of these conditions will be satisfied, the timing thereof, or the potential impact on us any such conditions may have. In addition, the FCC has in the past asserted the authority to review levels of local radio market concentration as part of its acquisition approval process, even where proposed assignments would comply with the numerical limits on local radio station ownership in the FCC’s rules and the Communications Act of 1934, as amended (the “Communications Act”).

Our acquisition strategy involves numerous other risks, including risks associated with:

•	identifying acquisition candidates and negotiating definitive purchase agreements on satisfactory terms;

•	integrating operations and systems and managing a large and geographically diverse group of stations;

•	diverting our management’s attention from other business concerns;

•	potentially losing key employees at acquired stations; and

•	a diminishing number of properties available for sale in appropriately sized and located markets.

We cannot be certain that we will be able to successfully integrate any acquisitions or manage the resulting business effectively, or that any acquisition will achieve the benefits that we anticipate. In addition, we are not certain that we will be able to acquire properties at valuations as favorable as those of previous acquisitions. Depending upon the nature, size and timing of potential future acquisitions, we may be required to raise additional financing in order to consummate additional acquisitions. For example, as described in more detail elsewhere herein, in connection with the Citadel Acquisition, we entered into the Debt Commitment in order to undertake the Global Refinancing to be able to complete that acquisition. We cannot assure you that our debt agreements, as may be in place at any time, will permit us to consummate an acquisition or access the necessary additional financing because of certain covenant restrictions, or that additional financing will be available to us or, if available, that financing would be on terms acceptable to our management.

We have written off, and could in the future be required to write off, a significant portion of the fair market value of our FCC broadcast licenses and goodwill, which may adversely affect our financial condition and results of operations.

As of December 31, 2010, our FCC licenses and goodwill comprised 67.7% of our assets. Each year, and on an interim basis if appropriate, we are required by ASC 350, Intangibles—Goodwill and Other, to assess the fair market value of our FCC broadcast licenses and goodwill to determine whether the carrying value of those assets is impaired. During the years ended December 31, 2010, 2009 and 2008 we recorded impairment charges of approximately $0.7 million, $175.0 million, and $498.9 million, respectively, in order to reduce the carrying value of certain broadcast licenses and goodwill to their respective fair market values. Our future impairment reviews could result in additional impairment charges. Such additional impairment charges would reduce our reported earnings, possibly materially, for the periods in which they are recorded.

Disruptions in the capital and credit markets could restrict our ability to access further financing.

We rely in significant part on the capital and credit markets to meet our financial commitments and short-term liquidity needs if internal funds are not available from operations. Disruptions in the capital and credit markets, such as have been experienced over the past several years, could adversely affect our ability to draw on our credit facilities. Access to funds under those credit facilities is dependent on the ability of our lenders to meet their funding commitments. Those lenders may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from their borrowers within a short period of time. Disruptions in the capital and credit markets have also resulted in increased costs associated with bank credit facilities. Continuation of these disruptions could increase our interest expense and adversely affect our results of operations.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions, could adversely affect our access to financing. Any such disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future uses of cash, any of which could materially adversely affect our business and results of operations.

We are exposed to credit risk on our accounts receivable. This risk is heightened during periods when economic conditions worsen.

Our outstanding trade receivables are not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade receivables, which risk is heightened during periods when economic conditions worsen, there can be no assurance such procedures will effectively limit our credit risk and avoid losses, which could have a material adverse effect on our financial condition and operating results.

Counterparties to derivative transactions we enter into may not be able to perform their obligations under such transactions.

Although we evaluate the credit quality of potential counterparties to derivative transactions and only enter into agreements with those deemed to have minimal credit risk at the time the agreements are executed, there can be no assurances that such counterparties will be able to perform their obligations under the relevant agreements. If our counterparties fail to perform their obligations, we may not be able to receive the expected benefits from such derivative transactions, which could adversely affect our financial condition and results of operations.

We are dependent on key personnel.

Our business is managed by a small number of key management and operating personnel, and our loss of one or more of these individuals could have a material adverse effect on our business. We believe that our future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel and to expand, train and manage our employee base. Although we have entered into employment agreements with some of our key management personnel that include provisions restricting their ability to compete with us under specified circumstances we cannot assure you that all of those restrictions would be enforced if challenged in court.

We also employ several on-air personalities with large loyal audiences in their individual markets. The loss of one or more of these personalities could result in losses of audience share in that particular market which, in turn, could adversely affect revenues in that particular market.

The broadcasting industry is subject to extensive and changing Federal regulation.

The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. We are required to obtain licenses from the FCC to operate our stations. Licenses are normally granted for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure that the FCC will grant our existing or future renewal applications or that the renewals will not include conditions out of the ordinary course of our operations. The non-renewal, or renewal with conditions, of one or more of our licenses could have a material adverse effect on us.

We must also comply with the extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to acquire radio stations that could be material to our overall financial performance or our financial performance in a particular market.

The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. Despite those limitations, a dispute could arise whether another station is improperly interfering with the operation of one of our stations or another radio licensee could complain to the FCC that one of our stations is improperly interfering with that licensee’s station. There can be no assurance as to how the FCC might resolve such a dispute. These FCC regulations and others may change over time, and we cannot assure that those changes would not have a material adverse effect on us.

The FCC has been vigorous in its enforcement of its indecency rules against the broadcast industry, a violation of which could have a material adverse effect on our business.

FCC regulations prohibit the broadcast of “obscene” material at any time, and “indecent” material between the hours of 6:00 a.m. and 10:00 p.m. The FCC has increased its enforcement efforts over the last few years with respect to these regulations. FCC regulatory oversight was augmented by legislation that substantially increased the penalties for broadcasting indecent programming (up to $325,000 for each incident), and subjected broadcasters to license revocation, renewal or qualification proceedings under certain circumstances in the event that they broadcast indecent or obscene material. However, the FCC has refrained from processing and disposing of thousands of complaints that have been filed because of uncertainty concerning the validity of prior FCC rulings, which are now being challenged in various courts. It is impossible to predict when courts will finally resolve outstanding issues and what, if any, impact those judicial decisions will have on any complaints that have been or may be filed against our stations. Whatever the impact of those judicial decisions, we may in the future become subject to new FCC inquiries or proceedings related to our stations’ broadcast of allegedly indecent or obscene material. To the extent that such an inquiry or proceeding results in the imposition of fines, a settlement with the FCC, revocation of any of our station licenses or denials of license renewal applications, our results of operation and business could be materially adversely affected.

Proposed legislation requires radio broadcasters to pay royalties to record labels and recording artists.

We currently pay royalties to song composers and publishers through Broadcast Music Inc., the American Society of Composers, Authors and Publishers and SESAC, Inc. Congress has been actively considering legislation which would change the copyright fees and the procedures by which the fees are determined. The legislation has been the subject of considerable debate and activity by the broadcast industry and other parties affected by the legislation. It cannot be predicted whether any proposed legislation will become law or what impact it would have on our results from operations, cash flows or financial position.

We are required to obtain prior Federal approval for each radio station acquisition, which approvals may be subject to our compliance with certain conditions, possibly including asset divestitures, which may be material.

Acquisitions have been, and may continue to be, a critical component of our overall strategy. The acquisition of a radio station requires the prior approval of the FCC and may require approvals by other governmental agencies, such as the Department of Justice or the Federal Trade Commission. To obtain that approval, a proposed acquirer is required to file a transfer of control or assignment application with the FCC. The Communications Act and FCC rules allow members of the public and other interested parties to file petitions to deny or other objections to the FCC with respect to the grant of any transfer or assignment application. The FCC could rely on those objections or its own initiative to deny a transfer or assignment application or to require changes in the transaction, including the divestiture of radio stations and other assets, as a condition to having the application granted. For example, in connection with the Citadel Acquisition, we have identified radio stations in certain markets that we expect we will be required to divest in order to obtain FCC approval of such transaction. Although we do not currently expect such divestitures to be material to our financial position or results of operations, no assurances can be provided that we would not be required to divest additional radio stations in connection with obtaining such approval, or that any such required divestitures would not be material to our financial position of results of operations. The FCC could also change its existing rules and policies to reduce the number of stations that we would be permitted to acquire in some markets. For these and other reasons, there can be no assurance that the FCC will approve potential future acquisitions that we deem material to our business.

Certain stockholders or groups of stockholders have, and will have, the right to appoint members to our board of directors and, consequently, the ability to exert significant influence over us.

As of March 4, 2011, and after giving effect to the exercise of all of their respective options exercisable within 60 days of that date, Lewis W. Dickey, Jr., our Chairman, President, Chief Executive Officer and a director, his brother, John W. Dickey, our Executive Vice President, and their father, Lewis W. Dickey, Sr., together with members of their family (collectively, the “Dickeys”), collectively beneficially owned shares representing approximately 50.6% of the outstanding voting power of our common stock.

Also as of March 4, 2011, after giving effect to the exercise of all of their options exercisable within 60 days of that date, and the conversion of all of their shares into shares of our class A common stock, BA Capital and its affiliate, Banc of America SBIC, L.P. (together, the “BOA Entities”), together beneficially owned approximately 17.8% of the total voting power of our common stock. Pursuant to a voting agreement, the BOA Entities currently have the right to designate one member of our board of directors, and Mr. Robert Sheridan currently serves on our board of directors as the BOA Entities’ designee.

In connection with our entry into the Investment Agreement, we, the Investors and certain other stockholders have agreed to enter into a stockholders agreement, which will provide for, among other things, the obligations of us, the Investors and those stockholders to vote their shares in a certain manner in some instances. Pursuant thereto, from and after the closing of the Equity Investment, the size of our board of directors will be set at seven members, and Crestview, which will be our largest stockholder upon completion of the Equity Investment, will have the right to designate two of those members, and each of the Dickeys, the BOA Entities and Blackstone will have the right to designate one of those members. In addition, for so long as Crestview remains our largest stockholder, it will have the right to designate one of its board-designees as our “lead director.” These board-designee rights generally continue for each party until it ceases to own a specified number of shares of our stock or upon the occurrence of certain other events. This stockholders agreement is also expected to contain other rights and obligations of the parties thereto with respect to us and our stock. For so long as this stockholders’ agreement is in effect, the stockholder parties may agree to take actions, or refrain from acting, in a manner in which our other stockholders would deem to be not in our best interests.

Further, pursuant to a currently effective voting agreement, the Dickeys are required to vote a certain percentage of their shares of stock in accordance with the vote of all other stockholders on any matter submitted to a vote of our stockholders. This voting agreement will terminate upon the consummation of the Citadel Acquisition, at which time there will not be any remaining restrictions on the Dickeys’ right to vote their shares, except as may be described elsewhere in this offering memorandum.

As a result of these significant stockholdings, and their right to designate members of our board, these stockholders are expected to be able to exert significant influence over our policies and management, potentially in a manner which may not be in our best interests.

Risks related to the Acquisitions

In connection with the Acquisitions, we have incurred, and expect to continue to incur, substantial costs. If we are unable to complete the Acquisitions, we may not be able to recover such costs and may incur substantial additional costs.

We have incurred and will incur substantial transaction costs and expenses in connection with the proposed Acquisitions. These costs are primarily associated with the fees of attorneys, accountants and our financial advisors. Further, we have diverted significant management resources in an effort to complete the proposed Acquisitions and are subject to certain restrictions contained in the agreement governing the Citadel Acquisition on the conduct of our business. The Acquisitions are subject to a number of significant conditions including, but not limited to: (i) regulatory approval by the FCC, (ii) HSR approval and (iii) approval by the stockholders of Cumulus and Citadel, as applicable, and many of these conditions are outside of our control. If the proposed Acquisitions are not completed, we will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit. Additionally, if the proposed Acquisitions are not completed, we may experience negative reactions from the financial markets and our advertisers, stockholders and employees. Finally, if the proposed Citadel Acquisition is not completed under certain circumstances specified in the Citadel Merger Agreement, such as our inability to obtain the necessary financing to complete the Citadel Acquisition, we may be required to pay to Citadel a termination fee of up to $80.0 million. Our inability to recover any of the costs incurred, or expected to be incurred, from the benefits of acquisition synergies, increased revenues or otherwise, or the requirement to pay Citadel the termination fee, could have a material adverse effect on our operating results and financial condition.

We are required to obtain various Federal regulatory approvals for the Citadel Acquisition, including approval of the FCC, which approval may be subject to our compliance with certain conditions.

Completion of the Citadel Acquisition requires prior approval of the FCC and the Department of Justice and may require approvals by other governmental agencies as well. As part of the FCC approval process, we have filed transfer of control and assignment applications with the FCC. The Communications Act and FCC rules allow members of the public and other interested parties to file petitions to deny or other objections with the FCC with respect to the grant of those transfer and assignment applications. The FCC could rely on any petitions or other objections that may be filed, or its own initiative, to deny a transfer or assignment application, to require changes in the Citadel transaction documents relating to those applications, including divestiture of radio stations and other assets, or impose other conditions to the grant of any of the applications. For these and other reasons, there can be no assurance that the FCC will approve our applications and, consequently, the related underlying transactions. Any changes necessary to obtain the FCC’s approval may have a material adverse effect on our business, financial condition and results of operations.

We are required to obtain FCC approval of the CMP Acquisitions, and have not yet received this approval, a portion of the CMP Acquisition is still subject to FCC review.

Completion of the CMP Acquisition requires prior approval of the FCC. A third party filed an objection to the grant of one of the transfer of control applications (relating to translators) filed in conjunction with the CMP Acquisition. The FCC denied that objection in a letter ruling released on April 21, 2011. The party filing the objection has 30 days to seek reconsideration or further review of that decision, and the FCC itself could reverse that decision on its own initiative at any time within 40 days. For those reasons, there can be no assurance that the FCC will not change that decision. If that decision was reversed, no assurances could be provided that we would be able to obtain FCC approval of the CMP Acquisition on a timely basis, on the expected terms, or at all, which could materially adversely effect our business, financial condition and results of operations.

We may not realize the expected benefits of either or both of the Acquisitions because of integration difficulties and other challenges.

The success of the Acquisitions will depend, in part, on our ability to realize the anticipated synergies and cost savings from integrating each of CMP’s and Citadel’s business with our existing business. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operation of either or both of CMP’s and Citadel’s business include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

We may not be able to accomplish either or both of these integrations smoothly, successfully or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the Acquisitions and could adversely affect our business.

The Acquisitions may be completed on different terms from those contained in the agreements relating to the Acquisitions.

Prior to the completion of either of the Acquisitions, we may amend or alter the terms thereof, including with respect to, among other things, the purchase prices to be paid thereunder, assets to be acquired or any covenants or agreements with respect to our respective operations during the pendency thereof, among other things. Any such amendments or alterations to the terms of the Exchange Agreement, the Citadel Merger Agreement or related agreements, may have negative consequences to noteholders including, among other things, reducing the cash available for operations or to meet our obligations or restricting or limiting our assets or our operations, any of which could also have a material adverse effect on our business, financial condition and results of operations.

If we are unable to finance the Citadel Acquisition, the acquisition will not be completed and we may be obligated to pay a termination fee of up to $80.0 million.

We have obtained commitments for up to $500.0 million in equity financing through the Equity Investment and up to $2.5 billion in senior secured debt financing through the Acquisition Credit Facility, as well as additional commitments pursuant to the Acquisition Bridge Facility, the proceeds of which we intend to use, in part, to pay the cash portion of the consideration payable in connection with the Citadel Acquisition. We have not, however, entered into the definitive agreements for this financing. In the event we are unable to enter into such definitive agreements on the proposed terms, alternative financing may not be available on acceptable terms in a timely manner, or at all. If alternative financing becomes necessary and we are unable to secure such alternative financing, the acquisition will not be completed.

In the event of a termination of the Citadel Merger Agreement due to our inability to obtain the necessary financing to complete the Citadel Acquisition, we may be obligated to pay Citadel a termination fee of up to $80.0 million, which could have a material adverse effect on our operating results and financial condition.

We will take on substantial additional long-term indebtedness in connection with the Citadel Acquisition, which will increase the risks we now face with our current indebtedness.

We intend to finance the Citadel Acquisition, and refinance our, CMP’s (assuming the CMP Acquisition has been consummated) and Citadel’s existing indebtedness, with up to $2.5 billion in senior secured debt financing through the Acquisition Credit Facility and potentially additional financing under the Acquisition Bridge Facility. As a result, we will have long-term indebtedness that will be substantially greater than our long-term indebtedness prior to the Acquisitions and related refinancing. This new indebtedness will increase the related risks we now face with our current indebtedness.

We may be required to issue preferred stock in connection with the Equity Investment with terms that could negatively impact our liquidity.

Pursuant to the terms of the Investment Agreement, MIHI may, at its option, subscribe to purchase up to $125.0 million in liquidation value of shares of a newly created series of perpetual redeemable non-convertible preferred stock instead of shares of our common stock. Dividends on this preferred stock would accrue at a rate of 10% per annum for the first six months after closing, 14% per annum thereafter until the second anniversary of closing, 17% per annum plus the positive change in LIBOR from the closing of the Equity Investment to each even-numbered anniversary thereof (the “LIBOR Increase Amount”) per annum thereafter until the fourth anniversary of closing, and 20% plus the LIBOR Increase Amount per annum thereafter. If MIHI elects to purchase our preferred stock instead of our common stock, the requirement that we pay dividends, either in cash or through the issuance of additional shares of preferred stock, could materially impact our liquidity position and may require us to dedicate a significant portion of our cash flows to servicing dividend requirements. This would reduce the amount of cash flow available for working capital, capital expenditures and servicing our indebtedness, including the notes.

The unaudited pro forma financial information may not be reflective of our operating results and financial condition following the Acquisitions.

The unaudited pro forma financial information contained herein is derived from our, CMP’s and Citadel’s separate historical audited consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that we currently believe are reasonable, including certain assumptions with respect to our stock price and interest rates at the closing of the Citadel Acquisition, the amount of cash and stock Citadel stockholders will elect to receive in the Citadel Acquisition, whether and to what extent Macquarie elects to invest in warrants exercisable for our non-voting common stock, or our perpetual redeemable non-convertible preferred stock, and the assumption that the radio stations we expect to be required to divest in order to obtain FCC approval of the Citadel Acquisition would not be material to our financial position or results of operations. These assumptions and estimates may not prove to be accurate, and this pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Acquisitions and related transactions been completed if these assumptions were accurate, or occurred during the periods presented, or what our results of operations and financial position will be in the future.

If we complete the Citadel Acquisition, the loss of affiliation agreements by Citadel’s Radio Network could materially adversely affect our results of operations on a Citadel Pro Forma Basis or an Overall Pro Forma Basis.

Upon consummation of the Citadel Acquisition, we will own Citadel’s Radio Network, which has approximately 4,000 station affiliates and 9,000 program affiliations. The Radio Network receives advertising inventory from its affiliated stations, either in the form of stand-alone advertising time within a specified time period or commercials inserted by the Radio Network into its programming. In addition, primarily with respect to satellite radio providers, Citadel receives a fee for providing such programming. The loss of network affiliation agreements of the Radio Network could adversely affect our results of operations on a Citadel Pro Forma basis or an Overall Pro Forma Basis by reducing the reach of Citadel’s network programming and, therefore, its attractiveness to advertisers. Renewal on less favorable terms may also adversely affect our results of operations on a Citadel Pro Forma Basis or an Overall Pro Forma Basis through reduction of advertising revenue.

Because Citadel’s consolidated financial statements reflect fresh start accounting adjustments made upon emergence from bankruptcy, and because of the effects of the transactions that became effective pursuant to the Citadel’s bankruptcy emergence plan, financial information in the post-emergence financial statements is not comparable to its financial information from prior periods.

Upon Citadel’s emergence from bankruptcy, it adopted fresh start accounting pursuant to which its reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, was allocated to the fair value of assets. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets is reflected as goodwill, which is subject to periodic evaluation for impairment. Further, under fresh start accounting, the accumulated losses included in Citadel’s stockholders’ deficit were eliminated. In addition to fresh start accounting, Citadel’s consolidated financial statements reflect all effects of the transactions contemplated by Citadel’s Emergence Plan. Thus, Citadel’s balance sheets and statements of operations data are not comparable in many respects to its consolidated balance sheets and consolidated statements of operations data for prior to its adoption of Fresh Start Accounting and prior to accounting for the effects of the reorganization.

Citadel has significant tax assets, usage of which may be subject to limitations in the future.

As of December 31, 2010, Citadel had approximately $225.7 million of net operating losses for U.S. federal income tax purposes. However, Citadel’s chapter 11 proceedings (as defined herein) resulted in a change of control for purposes of Section 382 of the U.S. Internal Revenue Code of 1986, limiting its ability to utilize approximately $150.0 million of its net operating losses to offset future federal income tax liabilities. Citadel estimates that the maximum amount of net operating losses that it may use in each year through 2030 to offset federal income tax liabilities is approximately $50.0 million. Citadel expects to increase this amount for certain recognized built-in gains. However, the amount of the increase is uncertain and varies by year.

Closing of either Acquisition may trigger change in control provisions in certain agreements to which we, CMP or Citadel are parties.

The closing of either Acquisition may trigger change in control provisions in certain agreements to which we, CMP or Citadel are parties. If we, CMP or Citadel are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements (including terminating the agreements or seeking monetary damages). Even if we, CMP or Citadel were able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on materially less favorable terms prior to such change in control.

****

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information is based on our historical audited consolidated financial statements and the historical audited consolidated financial statements of each of CMP and Citadel. The following unaudited pro forma condensed consolidated financial information is intended to provide you with information about how each of the CMP Acquisition and the Citadel Acquisition, and the related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010, in the case of the statement of operations information, and December 31, 2010, in the case of the balance sheet information.

The unaudited pro forma condensed consolidated financial information is presented on the following bases:

•	a CMP Pro Forma Basis, as adjusted to reflect the Refinancing and the CMP Acquisition;

•	a Citadel Pro Forma Basis, as adjusted to reflect the Refinancing, the Citadel Acquisition and the Global Refinancing (excluding any portion thereof relating to the refinancing of CMP Debt); and

•	an Overall Pro Forma Basis, as adjusted to reflect the Refinancing, the CMP Acquisition, the Citadel Acquisition and the Global Refinancing.

Furthermore, for purposes of the presentation of this unaudited pro forma condensed consolidated financial information, Cumulus has assumed that the Citadel Acquisition Consideration will consist of $1.2 billion in cash and the issuance of 128,657,000 shares of Cumulus common stock, having an aggregate value of $567.4 million.

Each of the Acquisitions will be accounted for as a business combination using the purchase method of accounting and, accordingly, is expected to result in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date of this offering memorandum, we have not performed the valuation studies necessary to estimate the fair values of the assets we expect to acquire and the liabilities we expect to assume to reflect the allocation of purchase price to the fair value of such amounts.

For purposes of preparing the following pro forma adjustments to reflect the CMP Acquisition, we have estimated the fair value of the indefinite-lived intangible assets using independent third-party valuations as of December 31, 2010. For purposes of preparing the pro forma adjustments to reflect the Citadel Acquisition, we have carried forward the net book value of the indefinite-lived and definite-lived intangible assets from those appearing in Citadel’s audited consolidated financial statements, as we do not have any independent third-party valuations or other valuation studies estimating the value of these intangible assets. However, due to Citadel’s application of fresh-start accounting upon emergence from bankruptcy, Citadel’s intangible assets were adjusted to fair value during 2010. For each Acquisition, the excess of the consideration expected to be transferred over the fair value of the net assets expected to be acquired has been presented as an adjustment to goodwill. We have not estimated the fair value of other assets expected to be acquired or liabilities expected to be assumed, including, but not limited to, current assets, property and equipment, current liabilities, other miscellaneous liabilities and other finite-lived intangible assets and related deferred tax liabilities. A final determination of these fair values will be based upon appraisals prepared by independent third parties and on the actual tangible and identifiable intangible assets and liabilities that actually exist as of the closing date of each respective Acquisition. The actual allocations of the consideration transferred may differ materially from the allocations assumed in these unaudited pro forma condensed consolidated financial statements.

The presentation of financial statements on a Citadel Pro Forma Basis and on an Overall Pro Forma Basis includes the combined results of operations of Citadel, including its predecessor and successor periods. In connection with the restructuring and reorganization pursuant to the Bankruptcy Code, Citadel adopted fresh-start reporting as of June 1, 2010 (the “Fresh-Start Date”). Citadel adopted these fresh-start reporting provisions in accordance with accounting guidance on reorganizations. Historical financial results of Citadel are presented for the “Predecessor” entity for periods prior to Citadel’s emergence from bankruptcy and for the “Successor” entity for periods after Citadel’s emergence from bankruptcy. As a result, financial results from periods prior to Citadel’s emergence from bankruptcy are not comparable to financial results from periods after that date. The combined operating results for Citadel including the Successor and Predecessor periods in 2010 are not necessarily indicative of the results that may be expected for a full fiscal year. Presentation of the combined financial information of the Predecessor and Successor for the twelve months ended December 31, 2010 is not in accordance with GAAP. However, we believe that the combined financial results are useful for management and investors to assess ongoing financial and operational performance and trends.

The unaudited pro forma condensed consolidated financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. These estimates and assumptions relate to matters including, but not limited to, Cumulus’ stock price at the date of closing of each of the CMP Acquisition and the Citadel Acquisition (which was assumed to be $4.41 per share, the closing price of Cumulus’ common stock on the Nasdaq Stock Market on March 29, 2011, the most recent practicable date), which will be used to determine the final purchase price consideration, the LIBOR rate in effect for borrowings at the date of closing of the Global Refinancing, which will be used to determine the interest rate on borrowings under the Acquisition Credit Facility, and the form of the investment in our equity securities made by MIHI pursuant to the Investment Agreement which was assumed to be common stock, which will impact, among other things, our available cash, interest expense and stockholders’ equity. We have also assumed that, in connection with obtaining FCC or other federal regulatory approval to complete the Citadel Acquisition, any radio stations that we may be required to divest would not be material to our consolidated financial position or results of operations and, as a result, we have not made provision in this unaudited pro forma condensed consolidated financial information for any such divestitures.

Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at the closing date of either of the Acquisitions.
The unaudited pro forma condensed consolidated financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The unaudited pro forma condensed consolidated financial information also should not be considered representative of our future financial condition or results of operations. In addition to the pro forma adjustments to our historical audited consolidated financial statements, various other factors will have an effect on our financial condition and results of operations, both before and after the closing of each of the Acquisitions and related financing transactions. You should read the unaudited pro forma condensed consolidated financial information in conjunction with the information under

“Risk factors,” in addition to our audited consolidated financial statements and the related notes and the audited consolidated financial statements and the related notes.

Unaudited CMP Pro Forma Basis condensed consolidated statements of operations for year ended December 31, 2010

				CMP
				Pro Forma		CMP
	CMI	CMP	KC LLC	Basis		Pro Forma
(dollars in thousands)	historical	historical	historical (A)	adjustments		Basis

Broadcast revenues	$259,187	$188,718	$(7,043)	$–		$440,862
Management fee from affiliate	4,146	–	–	(4,000)	(B)	146

Net revenues	263,333	188,718	(7,043)	(4,000)		441,008
Operating expenses
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	103,103	(6,086)	–		256,824
Depreciation and amortization	9,098	8,576	(1,780)	–		15,894
LMA fees	2,054	–	–	–		2,054
Corporate general and administrative expenses	18,519	8,397	(1,138)	(4,000)	(B)	21,778
Loss on sale of assets	–	29	–	–		29
Realized loss on derivative instrument	1,957	–	–	–		1,957
Impairment of intangible assets and goodwill	671	3,296	(3,296)	–		671

Total operating expenses	192,106	123,401	(12,300)	(4,000)		299,207

Operating income	71,227	65,317	5,257	–		141,801

Nonoperating income (expense)
Interest expense, net	(30,307)	(28,171)	6,034	(22,783)	(C)	(75,227)
Terminated transaction expense	(7,847)	–	–	–		(7,847)
Other income (expense), net	108	349	(350)	–		107

Total nonoperating expense, net	(38,046)	(27,822)	5,684	(22,783)		(82,967)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	37,495	10,941	(22,783)		58,834
Income tax (expense) benefit	(3,779)	(18,210)	847	8,658	(D)	(12,484)

Net income (loss)	$29,402	$19,285	$11,788	$(14,125)		$46,350

Unaudited CMP Pro Forma Basis condensed consolidated balance sheet as of December 31, 2010
				CMP
				Pro Forma		CMP
	CMI	CMP	KC LLC	Basis		Pro Forma
(dollars in thousands)	historical	historical	historical(A)	adjustments		Basis

Assets:
Current assets
Cash and cash equivalents	$12,814	$21,953	$(2,324)	$4,992	(C)	$37,435
Restricted cash	604	601	–	–		1,205
Accounts receivable, less allowance for doubtful accounts	38,267	34,869	(1,037)	–		72,099
Trade receivable	3,605	977	–	–		4,582
Deferred tax asset	–	807	(25)	–		782
Prepaid expenses and other current assets	4,403	7,002	136	(1,000)	(B)	10,541

Total current assets	59,693	66,209	(3,250)	3,992		126,644
Property and equipment, net	39,684	26,538	(5,875)	–		60,347
Intangible assets, net	160,970	243,144	(15,233)	19,038	(E)	407,919
Goodwill	56,079	79,700	–	457,705	(E)	593,484
Deferred financing costs	910	5,202	(221)	13,090	(C)	18,981
Long-term investments	–	4,000	–	2,400	(E)	6,400
Other assets	2,300	–	–	–		2,300

Total assets	$319,636	$424,793	$(24,579)	$496,225		$1,216,075

Liabilities and stockholders’ (deficit) equity:
Current liabilities
Accounts payable and accrued expenses	$20,365	$20,966	$(7,681)	$(3,061)	(B,J)	$30,589
Trade payable	3,569	768		–		4,337
Derivative instrument	3,683	3,252		–		6,935
Current portion of long-term debt	15,165	109,786	(86,228)	(15,165)	(C)	23,558

Total current liabilities	42,782	134,772	(93,909)	(18,226)		65,419
Long-term debt	575,843	615,734		34,157	(C)	1,225,734
Other liabilities	17,590	7,708	(20)	–		25,278
Deferred income taxes	24,730	83,620	(25)	7,234	(E)	115,559

Total liabilities	660,945	841,834	(93,954)	23,165		1,431,990

Stockholders’ (deficit) equity
Preferred stock	–	–	–	–		–
Class A common stock	596	–	–	116	(L)	712
Class B common stock	58	–	–	–		58
Class C common stock	6	–	–	–		6
Class D common stock	–	–	–	66		66
Treasury stock, at cost	(256,792)	–	–	–		(256,792)
Additional paid-in-capital	964,156	310,850	(368)	(266,803)	(E)	1,007,835
Accumulated deficit	(1,049,333)	(795,368)	69,743	739,681	(E,F)	(1,035,277)
Noncontrolling interest	–	67,477	–	–		67,477

Total stockholders’ (deficit) equity	(341,309)	(417,041)	69,375	473,060		(215,915)

Total liabilities and stockholders’ equity (deficit)	$319,636	$424,793	$(24,579)	$496,225		$1,216,075

Unaudited Citadel Pro Forma Basis condensed consolidated statements of operations for the year ended December 31, 2010
					Citadel
		Predecessor	Successor	Combined	Pro Forma		Citadel
	CMI	Citadel	Citadel	Citadel	Basis		Pro Forma
(dollars in thousands, except per share data)	historical	historical	historical	historical	adjustments		Basis

Broadcast revenues	$259,187	$295,424	$444,142	$739,566	$–		$998,753
Management fee from affiliate	4,146	–	–	–	–		4,146

Net revenues	263,333	295,424	444,142	739,566	–		1,002,899
Operating expenses
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	194,685	278,231	472,916	–		632,723
Depreciation and amortization	9,098	11,365	58,564	69,929	20,204	(K)	99,231
LMA fees	2,054	455	379	834	–		2,888
Corporate general and administrative expenses	18,519	8,929	26,394	35,323	–		53,842
Loss on sale of assets	–	859	271	1,130	–		1,130
Realized loss on derivative instrument	1,957		–	–	–		1,957
Impairment of intangible assets and goodwill	671	–	–	–	–		671
Other operating (income) expenses	–	(5)	7,215	7,210	–		7,210

Total operating expenses	192,106	216,288	371,054	587,342	20,204		799,652

Operating income	71,227	79,136	73,088	152,224	(20,204)		203,247

Nonoperating income (expense)
Interest expense, net	(30,307)	(17,771)	(46,349)	(64,120)	(22,742)	(F)	(117,169)
Terminated transaction expense	(7,847)	–	–	–	–		(7,847)
Other income (expense), net	108	1,014,077	(20,969)	993,108	(993,108)	(K)	108

Total nonoperating expense, net	(38,046)	996,306	(67,318)	928,988	(1,015,850)		(124,908)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	1,075,442	5,770	1,081,212	(1,036,054)		78,339
Income tax (expense) benefit	(3,779)	(5,737)	(7,553)	(13,290)	8,351	(D)	(8,718)

Net income (loss)	$29,402	$1,069,705	$(1,783)	$1,067,922	$(1,027,703)		$69,621

Unaudited Citadel Pro Forma Basis condensed consolidated balance sheet as of December 31, 2010
			Citadel
			Pro Forma		Citadel
	CMI	Citadel	Basis		Pro Forma
(dollars in thousands)	historical	historical	adjustments		Basis

Assets:
Current assets
Cash and cash equivalents	$12,814	$111,624	$(123,896)	(F)	$542
Restricted cash	604	3,931	–		4,535
Accounts receivable, less allowance for doubtful accounts	38,267	137,990	–		176,257
Trade receivable	3,605	761	–		4,366
Deferred tax asset	–	23,023	–		23,023
Prepaid expenses and other current assets	4,403	10,464	–		14,867

Total current assets	59,693	287,793	(123,896)		223,590
Property and equipment, net	39,684	200,121	–		239,805
Intangible assets, net	160,970	1,119,540	–		1,280,510
Goodwill	56,079	763,849	535,729	(G)	1,355,657
Deferred financing costs	910	20,586	51,974	(F)	73,470
Long-term investments	–	–	–		–
Other assets	2,300	16,225	–		18,525

Total assets	$319,636	$2,408,114	$463,807		$3,191,557

Liabilities and stockholders’ equity (deficit):
Current liabilities
Accounts payable and accrued expenses	$20,365	$56,361	$7,239	(F,H)	$83,965
Trade payable	3,569	300	–		3,869
Derivative instrument	3,683	–	–		3,683
Current portion of long-term debt	15,165	3,500	(18,665)	(F)	–

Total current liabilities	42,782	60,161	(11,426)		91,517
Long-term debt	575,843	746,500	833,649	(F)	2,155,992
Other liabilities	17,590	58,342	–		75,932
Deferred income taxes	24,730	268,454	–		293,184

Total liabilities	660,945	1,133,457	822,223		2,616,625

Stockholders’ equity (deficit)
Preferred stock	–	–	–		–
Class A common stock	596	5	2,177	(G)	2,778
Class B common stock	58	18	(18)	(G)	58
Class C common stock	6	–	–		6
Successor equity held in reserve	–	13,182	(13,182)	(G)	–
Treasury stock, at cost	(256,792)	–	–		(256,792)
Additional paid-in-capital	964,156	1,263,235	(324,441)	(G, I, L)	1,902,950
Accumulated deficit	(1,049,333)	(1,783)	(22,952)	(G,H,J)	(1,074,068)

Total stockholders’ (deficit) equity	(341,309)	1,274,657	(358,416)		574,932

Total liabilities and stockholders’ equity	$319,636	$2,408,114	$463,807		$3,191,557

Unaudited Overall Pro Forma Basis condensed consolidated statement of operations for the year ended December 31, 2010
			CMP						Citadel
			Pro Forma		CMP	Predecessor	Successor	Combined	Pro Forma		Overall
(dollars in thousands,	CMI	CMP	Basis		Pro Forma	Citadel	Citadel	Citadel	Basis		Pro Forma
except per share data)	historical	historical	adjustments		Basis	historical	historical	historical	adjustments		Basis

Broadcast revenues	$259,187	$188,718	$(7,043)	A	$440,862	$295,424	$444,142	$739,566	$–		$1,180,428
Management fee from affiliate	4,146	–	(4,000)	B	146	–	–	–	–		146

Net revenues	263,333	188,718	(11,043)		441,008	295,424	444,142	739,566	–		1,180,574
Operating expenses
Station operating expenses (excluding depreciation, amortization and LMA fees)	159,807	103,103	(6,086)	(A)	256,824	194,685	278,231	472,916	–		729,740
Depreciation and amortization	9,098	8,576	(1,780)	(A)	15,894	11,365	58,564	69,929	20,204	(K)	106,027
LMA fees	2,054	–	–		2,054	455	379	834	–		2,888
Corporate general and administrative expenses	18,519	8,397	(5,138)	(A,B)	21,778	8,929	26,394	35,323	–		57,101
Loss on sale of assets	–	29	–		29	859	271	1,130	–		1,159
Realized loss on derivative instrument	1,957	–	–		1,957	–	–	–	–		1,957
Impairment of intangible assets and goodwill	671	3,296	(3,296)	(A)	671	–	–	–	–		671
Other operating (income) expenses	–	–	–		–	(5)	7,215	7,210	–		7,210

Total operating expenses	192,106	123,401	(16,300)		299,207	216,288	371,054	587,342	20,204		906,753

Operating income (loss)	71,227	65,317	5,257		141,801	79,136	73,088	152,224	20,204		273,821

Nonoperating (expense) income
Interest expense, net	(30,307)	(28,171)	(16,749)	(A,C)	(75,227)	(17,771)	(46,349)	(64,120)	(6,243)	(J)	(145,590)
Terminated transaction expense	(7,847)	–	–		(7,847)	–	–	–	–		(7,847)
Other income (expense), net	108	349	(350)	(A)	107	1,014,077	(20,969)	993,108	(993,108)	(K)	107

Total nonoperating expense, net	(38,046)	(27,822)	(17,099)		(82,967)	996,306	(67,318)	928,988	(999,351)		(153,330)

Income (loss) before income taxes and equity in net losses of affiliate	33,181	37,495	(11,842)		58,834	1,075,442	5,770	1,081,212	(1,019,555)		120,491
Income tax (expense) benefit	(3,779)	(18,210)	9,505	(A,D)	(12,484)	(5,737)	(7,553)	(13,290)	2,082	(D)	(23,693)

Net income (loss)	$29,402	$19,285	$(2,338)		$46,350	$1,069,705	$(1,783)	$1,067,922	$(1,017,473)		$96,798

Unaudited Overall Pro Forma Basis condensed consolidated balance sheet as of December 31, 2010
			CMP				Citadel
			Pro Forma		CMP		Pro Forma		Overall
	CMI	CMP	Basis		Pro Forma	Citadel	Basis		Pro Forma
(dollars in thousands)	historical	historical	adjustments		Basis	historical	adjustments		Basis

Assets:
Current assets
Cash and cash equivalents	$12,814	$21,953	$2,668	(A,C)	$37,435	$111,624	$(148,338)	(J)	$721
Restricted cash	604	601	–		1,205	3,931	–		5,136
Accounts receivable, less allowance for doubtful accounts	38,267	34,869	(1,037)	(A)	72,099	137,990	–		210,089
Trade receivable	3,605	977	–		4,582	761	–		5,343
Deferred tax asset	–	807	(25)	(A)	782	23,023	–		23,805
Prepaid expenses and other current assets	4,403	7,002	(864)	(A,B)	10,541	10,464	–		21,005

Total current assets	59,693	66,209	742		126,644	287,793	(148,338)		266,099
Property and equipment, net	39,684	26,538	(5,875)	(A)	60,347	200,121	–		260,468
Intangible assets, net	160,970	243,144	3,805	(A,E)	407,919	1,119,540	–		1,527,459
Goodwill	56,079	79,700	457,705	(E)	593,484	763,849	535,729	(G)	1,893,062
Deferred financing costs	910	5,202	12,869	(A,C)	18,981	20,586	53,133	(J)	92,700
Long-term investments	–	4,000	2,400	(E)	6,400	–	–		6,400
Other assets	2,300	–	–		2,300	16,225	–		18,525

Total assets	$319,636	$424,793	$471,646		$1,216,075	$2,408,114	$440,524		$4,064,713

Liabilities and stockholders’ equity (deficit):
Current liabilities
Accounts payable and accrued expenses	$20,365	$20,966	$(10,742)	(A,B,C,J)	$30,589	$56,361	$5,608	(F,H)	$92,558
Trade payable	3,569	768	–		4,337	300	–		4,637
Derivative instrument	3,683	3,252	–		6,935	–	–		6,935
Current portion of long-term debt	15,165	109,786	(101,393)	(A,C)	23,558	3,500	(27,058)	(A,C,F)	–

Total current liabilities	42,782	134,772	(112,135)		65,419	60,161	(21,450)		104,130
Long-term debt	575,843	615,734	34,157	(C)	1,225,734	746,500	824,766	(G,J)	2,797,000
Other liabilities	17,590	7,708	(20)	(A)	25,278	58,342	(1,715)	(J)	81,905
Deferred income taxes	24,730	83,620	7,210	(A,E)	115,560	268,454	–		384,014

Total liabilities	660,945	841,834	(70,789)		1,431,990	1,133,457	801,601		3,367,048

Stockholders’ equity (deficit)
Preferred stock	–	–	–		–	–	–		–
Class A common stock	596	–	202		798	5	2,177	(G)	2,980
Class B common stock	58	–	–		58	18	(18)	(G)	58
Class C common stock	6	–	–		6	–	–		6
Class D common stock	–	–	66		66	–	–		66
Successor equity held in reserve	–	–	–		–	13,182	(13,182)	(G)	–
Treasury stock, at cost	(256,792)	–	–		(256,792)	–	–		(256,792)
Additional paid-in-capital	964,156	310,850	(205,043)	(A,E,H,L)	1,069,963	1,263,235	(324,441)	(I,G,L)	2,008,757

Unaudited Overall Pro Forma Basis condensed consolidated balance sheet as of December 31, 2010
			CMP				Citadel
			Pro Forma		CMP		Pro Forma		Overall
	CMI	CMP	Basis		Pro Forma	Citadel	Basis		Pro Forma
(dollars in thousands)	historical	historical	adjustments		Basis	historical	adjustments		Basis

Accumulated deficit	(1,049,333)	(795,368)	814,686	(A,C,E,H)	(1,030,015)	(1,783)	(25,613)	(G,H)	(1,057,411)
Noncontrolling interest	–	67,477	(67,477)	(K)	–	–	–		–

Total stockholders’ (deficit) equity	(341,309)	(417,041)	542,435		(215,915)	1,274,657	(361,077)		697,664

Total liabilities and stockholders’ equity	$319,636	$424,793	$471,646		$1,216,075	$2,408,114	$440,524		$4,064,713

Pro Forma adjustments

Footnotes

A. Adjustments to reflect the KC LLC Restructuring. As described in more detail under “CMP business and management’s discussion and analysis of financial condition and results of operations,” on February 4, 2011, CMP, CMP Susquehanna Holdings Corp. (‘‘Holdings”) and KC LLC entered into a restructuring support agreement (the “KC LLC Restructuring Agreement”) with the lenders under the KC LLC Credit Facilities (as defined under “CMP business and management’s discussion and analysis of financial condition and results of operations”) regarding the restructuring of KC LLC’s debt (the “KC LLC Restructuring”). The KC LLC Restructuring is expected to be implemented through a pre-packaged plan of reorganization filed with the United States Bankruptcy Court for the District of Delaware (the “KC LLC Pre-packaged Bankruptcy Proceeding”). CMP expects that the KC LLC Pre-packaged Bankruptcy Proceeding will occur, and the KC LLC Restructuring will be completed, during the first half of 2011. If the KC LLC Restructuring is completed in accordance with the terms and conditions of the Restructuring Agreement, among other things: (1) Holdings will distribute all of the outstanding common stock of Radio Holdings to CMP; (2) all of the equity of Holdings will be transferred to the lenders under the KC LLC Credit Facilities or their nominee; and (3) Cumulus will continue to manage the radio stations of KC LLC in 2011, subject to annual renewal of the management arrangement thereafter. As a result, CMP will no longer have an ownership interest in KC LLC.

Because CMP does not expect that it will have a continuing ownership interest in KC LLC upon consummation of the KC LLC Restructuring, pro forma adjustments are being made to exclude KC LLC’s financial condition and results of operations as of and for the year ended December 31, 2010 from CMP’s historical results of operations and financial condition in the accompanying unaudited pro forma condensed consolidated financial information, and these related footnotes.

B. Adjustment to reflect the termination of the CMP Management Agreement. Under the terms of the CMP Management Agreement, CMP pays to Cumulus the greater of $4.0 million or 4% of Holdings’ adjusted EBITDA on an annual basis. At December 31, 2010, Cumulus had deferred revenue of $1.0 million and CMP had prepaid expenses of $1.0 million related to this agreement. Upon the closing of the CMP Acquisition, the CMP Management Agreement will no longer be in effect.

(dollars in thousands)
Pro forma balance sheet adjustment:
Elimination of prepaid management fee and deferred revenue:
Pro forma adjustment to line item, “Prepaid expense and other”	$1,000

Pro forma adjustment to line item, “Accounts payable and accrued expense”	$1,000

Pro forma statement of operations adjustment:
Elimination of 2010 management fee income and expense:

Pro forma adjustment to line item, “Management fee from affiliate”	$4,000

Pro forma adjustment to line item, “Corporate general and administrative”	$4,000

C. Adjustments to reflect the Refinancing. In connection with the repayment of the term loan under the Existing Credit Agreement, the current portion of Cumulus’ existing debt has been eliminated. Adjustments also reflect the elimination of deferred financing costs and related amortization associated with the term loan under the Existing Credit Agreement and the recordation of deferred financing costs of $14.0 million and related amortization of $1.5 million associated with the issuance of the notes offered. Deferred financing fees will be amortized through interest expense using the effective interest method. As a result, interest expense on a CMP Pro Forma Basis for the year ended December 31, 2010 was $75.2 million, inclusive of the amortization of deferred financing costs.

Principal
Pro forma balance sheet adjustments (dollars in thousands)	balance

Change in long-term debt:
Issuance of notes offered	$610,000
Repayment of term loan under Existing Credit Agreement	(575,843)

$34,157

Change in deferred financing costs:
Reclassification of deferred financing costs and related amortization of term loan under Existing Credit Agreement to long-term debt	$(910)
Deferred financing costs associated with notes offered	14,000

Pro forma adjustment to line item “Deferred financing costs”	$13,090

Change in cash and cash equivalents:
Proceeds from notes offered	$610,000
Repayment of term loan under Existing Credit Agreement	(591,008)
Deferred financing costs	(14,000)

CMP Pro Forma Basis cash adjustment	$4,992

		For the
		year ended
	Pro forma	December 31,
Pro forma statement of operations adjustments (dollars in thousands)	interest rate	2010

Pro forma interest expense:
Notes offered hereby	8.00%[a]	$48,800
CMP (excluding KC LLC) debt interest expense, net of amortization	n/a	22,137
Interest expense associated with derivative instrument	n/a	2,839
Amortization of deferred financing fees and related amortization	n/a	1,451

		$75,227	[b]

(a)	Assumed CMP Pro Forma Basis interest rate on notes offered hereby based on current market conditions.

(b)	Represents unaudited pro forma interest expense for the year ended December 31, 2010, which is equal to the historical interest expense for the year ended December 31, 2010 for both Cumulus and CMP plus the additional interest expense pro forma adjustment:

For the
year ended
December 31,
2010

Historical Cumulus interest expense	$30,307
Historical CMP interest expense	22,137

Combined historical Cumulus and CMP (excluding KC LLC) interest expense	$52,444

Interest expense on a CMP Pro Forma Basis	75,227

Interest expense adjustment on a CMP Pro Forma Basis	$22,783

D. Adjustment to reflect the income tax benefit resulting from pro forma adjustments to the condensed consolidated statements of operations based on an estimated combined federal and state statutory tax rate of 38.0%.

(dollars in thousands)
Pro forma income tax (expense) benefit:
Pro forma interest expense adjustment (CMP pro forma) (see note C)	$22,783
Combined federal and state statutory rate	38%

Pro forma adjustment to line item, “Income tax (expense) benefit”	$8,657

Pro forma income tax (expense) benefit:
Pro forma interest expense adjustments (Citadel Pro Forma Basis) (see note F)	$22,742
Pro forma depreciation and amortization adjustments (Citadel Pro Forma Basis) (see note K)	20,204
Pro forma net debt extinguishment adjustment	(20,969)

21,977

Combined federal and state statutory rate	38%

Pro forma adjustment to line item, “Income tax (expense) benefit”	$8,351

Pro forma income tax (expense) benefit:
Pro forma interest expense adjustments (Overall Pro Forma Basis) (see note J)	$6,243
Pro forma depreciation and amortization adjustments (Citadel Pro Forma Basis) (see note K)	20,204
Pro forma net debt extinguishment adjustment	(20,969)

5,478

Combined federal and state statutory rate	38%

Pro forma adjustment to line item, “Income tax (expense) benefit”	$2,082

E. Adjustments to reflect the CMP Acquisition. The CMP Acquisition will result in the issuance by Cumulus of 9,945,714 shares of its common stock and the elimination of CMP and KC LLC’s historical member’s equity. The issuance of Cumulus common stock is recognized in the accompanying unaudited pro forma condensed consolidated balance sheet at $4.41 per share, which is the closing price of Cumulus common stock on the Nasdaq Stock Market on March 29, 2011. The amount reflected in retained earnings (accumulated deficit) in the accompanying unaudited pro forma condensed consolidated balance sheet includes the gain recognized on Cumulus’ existing equity interest in CMP. The gain of $14.6 million is the difference between the estimated fair value of Cumulus’ existing investment in CMP and the book value of such investment, which had been reduced to zero in Cumulus’ historical consolidated financial statements as a result of CMP’s accumulated historical losses.

The following table sets forth a preliminary purchase price allocation for the CMP Acquisition (dollars in thousands):

Equity consideration to CMP Sellers	$43,861	[a]
Fair value of non-controlling interest—preferred stock	24,077	[b]
Fair value of non-controlling interest—warrants	43,400	[b]
Assumption of debt	639,292	[c]

Total purchase price	$750,630

Current assets	$61,959	[d]
Intangible assets	246,949	[f]
Plant, property and equipment, net	20,663	[d]
Other assets	11,381	[d]
Fair value of Cumulus’ existing equity interest in CMP	14,620	[e]
Current liabilities	(16,305)[d]
Other long-term liabilities	(5,973)[d]
Deferred income tax liabilities	(90,829)[g]
Allocation to goodwill	537,405	[h]

Total purchase price allocation	$750,630

(a)	Represents the estimated fair value (at $4.41 per share) of 9,945,714 shares of Cumulus common stock to be issued to the CMP Sellers.

(b)	Represents the estimated fair value of the non-controlling interest of preferred stock, and outstanding warrants to purchase common stock, of Radio Holdings held by persons other than the CMP Sellers.

(c)	Consists of $7.0 million of short term debt under the CMPSC Credit Agreement and $632.3 million of long-term debt pursuant to the CMPSC Credit Agreement, CMP 9.875% Notes and CMP 2014 Notes.

(d)	Represents the book value of CMP, adjusted as follows:

CMP historical current assets	$66,209
Exclusion of KC LLC (see note A)	(3,250)
Elimination of amounts related to CMP Management Agreement (see note B)	(1,000)

Current assets for CMP Acquisition purchase price allocation	$61,959

CMP historical plant property and equipment	$26,538
Exclusion of KC LLC (see note A)	(5,875)

Plant property and equipment for CMP Acquisition purchase price allocation	$20,663

Deferred financing costs included in other assets above	$5,202
Long-term investments included in other assets above	4,000
Exclusion of KC LLC (see note A)	(221)
Fair value adjustment to CMP’s investment in San Francisco Giants	2,400

Current assets for CMP Acquisition purchase price allocation	$11,381

CMP historical current liabilities, excluding short-term debt	$24,986
Exclusion of KC LLC (see note A)	(7,681)
Elimination of amounts related to management services agreement (see note B)	(1,000)

Current liabilities for CMP Acquisition purchase price allocation	$16,305

CMP historical other long-term liabilities	$7,708
Exclusion of KC LLC (see note A)	(20)
Elimination of accrued bond interest	(1,715)

Other long-term liabilities for CMP Acquisition purchase price allocation	$5,973

(e)	Represents the estimated fair value of Cumulus’ existing equity interest in CMP, which is not being acquired in the CMP Acquisition.

(f)	Includes an adjustment of $19.0 million to fair value of CMP’s FCC license intangible assets. The adjustment is based upon fair value information available as of December 31, 2010.

(g)	The deferred income tax assets of CMP were adjusted by the FCC license intangible assets’ fair value adjustment of $19.0 million (see notes E and F) multiplied by an estimated combined federal and state statutory tax rate of 38%:

Pro forma adjustment to fair value the FCC license intangible assets	$19,038
Combined federal and state statutory rate	38%

Pro forma adjustment to line item “Deferred income taxes”	$7,235

(h)	Represents allocation to goodwill resulting from the CMP Acquisition. Below is a reconciliation of existing CMP goodwill as of December 31, 2010 and the CMP Pro Forma Basis goodwill adjustment resulting from the CMP Acquisition:

CMP Pro Forma Basis goodwill as of December 31, 2010	$537,405
Less: Existing CMP goodwill balance at December 31, 2010	79,700

CMP Pro Forma Basis goodwill adjustment	$457,705

F. Adjustments to recognize the debt to be incurred pursuant to the Global Refinancing, assuming the CMP Acquisition does not occur or CMP is not designated as a “restricted subsidiary.” Pursuant to the Global Refinancing, all then-outstanding indebtedness of each of Cumulus and Citadel will be refinanced. The current portion of debt related to existing debt has been eliminated in connection therewith. As a result, interest expense on a Citadel Pro Forma Basis increased to $117.2 million, inclusive of amortization of deferred financing costs. Cumulus eliminated net deferred financing costs of approximately $0.9 million associated with its existing debt, and recorded deferred financing costs of $73.5 million and related amortization of $7.6 million associated with the debt incurred pursuant to the Global Refinancing, respectively. Deferred financing fees are amortized through interest expense using the effective interest method.

Principal
Pro forma balance sheet adjustments (dollars in thousands)	balance

Change in long-term debt:
Notes offered	$610,000
Acquisition Credit Facility
Term loan	1,398,992
Revolving credit facility	147,000

Total debt incurred pursuant to Global Refinancing	$2,155,992
Repayment of existing Cumulus debt	(575,843)
Repayment of Citadel Credit Facilities	(346,500)
Repayment of Citadel Senior Notes	(400,000)

Long-term debt adjustment on a Citadel Pro Forma Basis	$833,649

Change in deferred financing costs:
Deferred financing costs and related amortization of term loan under Existing Credit Agreement	$(910)
Deferred financing costs and related amortization of Citadel Credit Facilities and Citadel Senior Notes	(20,586)
Deferred financing costs associated with notes offered and Acquisition Credit Facility	73,470
Amortization of pro forma deferred financing costs

Pro forma adjustment to line item “Deferred financing costs”	$51,974

Change in cash and cash equivalents:
Net proceeds from debt incurred pursuant to Global Refinancing	$2,155,992
Proceeds from Investment Agreement, net	373,600
Repayment of Cumulus and Citadel debt	(1,361,594)
Cash payments to Citadel stockholders	(1,191,424)
Make whole premium in connection with the repayment of Citadel Senior Notes	(31,000)
Deferred financing fees	(73,470)
Accrual of deferred financing fees	4,000

Cash adjustment on a Citadel Pro Forma Basis	$(123,896)

	Citadel	For the
	Pro Forma	year ended
	Basis	December 31,
Pro forma statement of operations adjustment (dollars in thousands)	interest rate	2010

Pro forma interest expense[d]:
Notes offered	8.00%[a]	$48,800
Term loan and revolving credit facility under Acquisition Credit Facility	3.75%[b]	57,915
Interest expense associated with derivative instrument	n/a	2,839
Amortization of deferred financing fees	n/a	7,615

		$117,169	[c]

(a)	Assumed interest rate based on current market conditions.

(b)	Assumed interest rate has been determined in accordance with the terms contained in the Debt Commitment and calculated based on 30 day LIBOR in effect on March 29, 2011, plus a spread of 350 bps.

(c)	Represents interest expense on a Citadel Pro Forma Basis for the year ended December 31, 2010 which is equal to the historical interest expense for both Cumulus and Citadel for the year ended December 31, 2010, plus additional interest expense pro forma adjustment as set forth below:

For the
year ended
December 31,
2010

Interest expense on a Citadel pro forma basis	$117,169

Historical Cumulus interest expense	30,307
Historical Citadel interest expense	64,120

Less: Combined historical Cumulus and Citadel interest expense	94,427

Interest expense adjustment on a Citadel pro forma basis	$22,742

For every $100.0 million change in amounts outstanding under the revolving credit facility under the Acquisition Credit Facility interest expense would change by $3.7 million.

(d)	Pro forma interest expense does not include $31.0 million of make whole premium related to the Citadel Senior Notes.

G. Adjustments to reflect the Citadel Acquisition. Pursuant to the Citadel Merger Agreement, Cumulus has agreed to issue up to 151,485,282 shares of its common stock and a maximum of $1,408.7 million in cash (the “Maximum Cash Cap”) to holders of Citadel common stock and warrants to acquire common stock in the Citadel Acquisition, with the exact amount of cash to be paid and the number of shares to be issued dependent upon certain elections by Citadel stockholders. For purposes of this unaudited pro forma condensed consolidated financial information, we have assumed the payment of $1.2 billion in cash, and the issuance of 128,657,000 shares of Cumulus common stock with a value of $567.4 million, as the Citadel Acquisition Consideration. This assumption results in a positive cash balance being presented in the accompanying Citadel Pro Forma Basis and Overall Pro Forma Basis pro forma balance sheets at December 31, 2010. If cash in the amount of the Maximum Cash Cap were to be paid in the Citadel Acquisition, an additional $228.0 million of borrowings under the revolving credit facility under the Acquisition Credit Facility and a corresponding increase of $8.5 million in interest expense would have been presented on a Citadel Pro Forma Basis and Overall Pro Forma Basis as the Company is not permitted under applicable accounting guidance to include in the accompanying unaudited pro forma condensed consolidated financial information the expected impact of any positive cash flow generation from operations from either of CMP or Citadel, nor is it permitted to include any expected cost synergies for pro forma presentation purposes. The issuance of Cumulus common stock is recognized in the accompanying Citadel Pro Forma Basis and Overall Pro Forma Basis balance sheets at $4.41 per share, the closing price per share of Cumulus common stock on the Nasdaq Stock Market on March 29, 2011. The final adjustment to reflect the issuance of Cumulus common stock will depend on the actual number of shares of Cumulus stock issued in the Citadel Acquisition and the market price thereof on the closing date, and could be materially different from that presented herein. The Citadel Acquisition will also result in the elimination of Citadel’s historical equity including $13.2 million of successor equity held in reserve.

The cash portion of the purchase price in the Citadel Acquisition is expected to be funded pursuant to the Global Refinancing. The Citadel Pro Forma Basis and the Overall Pro Forma Basis adjustments include the assumption of the payment of a $31.0 million make-whole provision in connection with the redemption of the Citadel Senior Notes and $26.1 million in payments pursuant to the acceleration and cashless exercise provisions relating to options to purchase Citadel common stock (and unvested restricted common stock) pursuant to the Citadel Merger Agreement. For additional information, see the following purchase price allocation table:

(dollars in thousands)
Cash consideration to Citadel stockholders	$1,191,424	[a]
Equity consideration to Citadel stockholders	567,376	[a]
Assumption of debt and payment of make-whole provision related to redemption of Citadel Senior Notes	781,000	[b]

Total purchase price	$2,539,800

Current assets	$287,793
Intangible assets	1,119,540
Plant, property and equipment, net	200,121
Other assets	16,225
Current liabilities	(56,661)[c]
Other long-term liabilities	(58,342)
Deferred tax liabilities	(268,454)
Allocation to goodwill	1,299,578	[d]

Total purchase price allocation	$2,539,800

(a)	Represents assumed cash consideration to Citadel stockholders of approximately $1.2 billion, the issuance of 128.7 million shares of Cumulus common stock with a value of $567.4 million, and related payment of $26.1 million to holders of options to purchase Citadel common stock (and unvested restricted common stock), all pursuant to the Citadel Merger Agreement. In accordance with the terms thereof, the amount of cash and Cumulus stock to be issued may vary depending upon certain elections by the Citadel stockholders, subject to certain maximum amounts.

(b)	Represents short-term debt of $3.5 million, long-term debt of $746.5 million, and a make-whole provision of $31.0 million, all related to the Citadel Senior Notes.

(c)	Represents current liabilities of $60.2 million less $3.5 million of short-term debt included in the assumption of debt.

(d)	Represents additional goodwill generated by the Citadel Acquisition at December 31, 2010 as follows:

Citadel goodwill balance at December 31, 2010	$763,849
Overall Pro Forma Basis goodwill as of December 31, 2010	1,299,578

Overall Pro Forma Basis goodwill adjustment	$535,729

H. Adjustment to recognize $18.4 million of severance to be paid to Citadel employees and executives in connection with the Citadel Acquisition. Severance amounts were negotiated as a part of the Citadel Merger Agreement or will otherwise be due under preexisting severance agreements, and will be accounted for in accordance with ASC 805, Business Combinations.

I. Adjustments to reflect Equity Investment. Pursuant to the terms of the Investment Agreement, Cumulus has agreed to sell up to $500.0 million in the aggregate of its equity securities to the Investors, net of fees of $21.4 million. To the extent that the Citadel Acquisition Consideration is not at the Maximum Cash Cap, the Investors’ commitments will be reduced, subject to a minimum investment of $395.0 million. Based on cash consideration to Citadel stockholders of $1.2 billion as shown in the Citadel Pro Forma Basis and the Overall Pro Forma Basis, the amount of equity purchased pursuant to the Investment Agreement is $373.6 million, net of fees of $21.4 million.

This Investment Agreement provides that Macquarie may, at its option, elect to receive up to its full $125.0 commitment amount in shares of a newly created class of perpetual redeemable, non-convertible preferred stock. The preferred stock pays dividends at a rate of 10% per annum for the first six months from issuance, 14% per annum through the second anniversary of issuance, 17% per annum plus the LIBOR Increase Amount through the fourth anniversary of issuance, and 20% per annum plus the LIBOR Increase Amount thereafter. Dividends are payable in cash but, at the option of the Company, up to 50% of the dividends can be paid-in-kind. Assuming Macquarie elected to receive $125.0 million of its investment in preferred stock and the Company paid cash dividends thereon, the Citadel and Overall Pro Forma Basis disclosures would have reflected dividends paid of $10.6 million.

J. Adjustments to reflect the debt to be incurred pursuant to the Global Refinancing, assuming the CMP Acquisition occurs and CMP is designated as a “restricted subsidiary”. In connection with the repayment of outstanding indebtedness of each of Cumulus, CMP (excluding KC LLC) and Citadel contemplated by the Global Refinancing, the current portion of debt of Cumulus, CMP and Citadel, has been eliminated. Additionally, $1.7 million of non-cash accrued interest on exchanged notes related to the CMPSC Credit Agreement has been eliminated. As a result, interest expense on an Overall Pro Forma Basis is $145.6 million, inclusive of amortization of deferred financing costs. Cumulus expects to record deferred financing fees of $92.7 million and related amortization of $9.6 million, respectively, in connection with the Global Refinancing.

Deferred financing fees will be amortized through interest expense using the effective interest method.

Principal
Pro forma balance sheet adjustments (dollars in thousands)	balance

Change in long-term debt:
Notes offered	$610,000
Acquisition Credit Facility
Term loan	2,040,000
Revolving credit facility	147,000

Total Acquisition Credit Facility	2,797,000
Repayment of existing long-term Cumulus debt	(575,843)
Repayment of outstanding amounts under CMPSC Credit Agreement	(589,573)
Repayment of CMP 9.875% Notes and CMP 2014 Notes	(26,161)
Repayment of Citadel Credit Facilities	(346,500)
Repayment of Citadel Senior Notes	(400,000)
CMP Pro Forma Basis adjustment to line item “Long-term debt”	(34,157)

Overall Pro Forma Basis long-term debt adjustment	$824,766

Change in deferred financing costs:
Deferred financing costs and related amortization of term loan under Existing Credit Agreement	$(910)
Deferred financing costs and related amortization of Citadel Credit Facilities and Senior Notes	(20,586)
Deferred financing costs and related amortization of term loan under CMPSC Credit Agreement	(5,202)
Deferred financing costs associated with notes offered and Acquisition Credit Facility	92,700
CMP Pro Forma Basis adjustment to line item “Deferred financing costs”	(13,090)
Exclusion of KC LLC deferred financing costs	221

Pro forma adjustment to line item “Deferred financing costs”	$53,133

Change in cash and cash equivalents:
Proceeds of borrowings under Acquisition Credit Facility	$2,797,000
Proceeds from Equity Investment, net	373,600
Repayment of existing Cumulus, CMP and Citadel net debt at December 31, 2010	(2,002,822)
Cash payments to Citadel stockholders	(1,191,424)
Make whole provision payment pursuant to Citadel Senior Notes	(31,000)
Deferred financing fees	(92,700)
CMP Pro Forma Basis cash adjustment related to notes offered (See note G)	(4,992)
Accrual of deferred financing costs	4,000

Overall Pro Forma Basis cash adjustment(a)	$(148,338)

(a)	Redemption of Radio Holdings’ preferred stock with a redemption value of $38.0 million is not shown above as an assumption has been made that such payment for redemption of the preferred shares, which are classified historically as part of the non-controllable interest of CMP’s equity, will be funded by the issuance of approximately 8.6 million shares of common stock. Alternatively, Cumulus could pay for such redemption through its operating cash flows or additional borrowings under its revolving credit facility, if available. If such amount is drawn under the Acquisition Credit Facility, additional interest expense of approximately $1.4 million would be incurred by Cumulus.

K. The adjustments to increase pro forma depreciation and amortization expense reflect the impact of the increase in estimated fair value of tangible assets and amortizable intangible assets due to Citadel’s application of Fresh Start Accounting. Net fresh start valuation adjustments increased the book value of assets, excluding goodwill, by $543.8 million. In addition to revaluing existing assets, Citadel recorded certain previously unrecognized assets, including customer and affiliate relationships and income contracts.

The following table summarizes the adjustments described above:

	Fair	Estimated	Twelve months ended
(dollars in millions)	Value	useful life	December 31, 2010

Historical amortization and depreciation			$69.9
Intangible assets:
Customer and affiliate relationships	$238.9	4 to 6 years	$66.0
Other intangibles	36.7	4 to 6 years	10.0

	275.6		76.0
Property & Equipment:
Land & improvements	89.3	3 to 25 years	0.4
Buildings & improvements	34.1	3 to 25 years	3.3
Towers	54.7	5 to 10 years	5.5
Equipment & vehicles	24.8	2 to 12 years	4.9

	202.9		14.1

Total	$478.5		90.1

Pro forma depreciation & amortization expense adjustment			$20.2

Adjustment for reorganization items, as shown below, which were a direct result of the Chapter 11 Proceedings.

Gain on extinguishment of debt	$(139,813)
Revaluation of assets and liabilities	(921,801)
Supplemental executive retirement plan	10,510
Professional fees	31,666
Rejected executory contracts	5,361
Net debt extinguishment loss	20,969 (a)

Pro forma adjustment, line item “Other income (expense) net	$(993,108)

(a)	On the Citadel Emergence Date, debt outstanding under the Predecessor Senior Credit and Term Facility was converted into the Emergence Term Loan Facility. A valuation adjustment of $19.1 million was recorded to reflect the Emergence Term Loan Facility at its estimated fair value upon issuance. This valuation adjustment was being amortized as a reduction of interest expense, net, over the contractual term of the Emergence Term Loan Facility.

Pursuant to the terms of the Emergence Term Loan Facility, a prepayment penalty of $38.0 million was incurred; this was netted against the write off of the unamortized balance of the valuation adjustment of $17.1 million which resulted in a loss on the extinguishment of debt of $21.0 million.

Financial Statement line item	(dollars in thousands)

Early termination penalty	$38,030
Write-off of fair value valuation adjustment at December 31, 2010	(17,061)

Net debt extinguishment loss	$20,969

		For the
		year ended
	Pro forma	December 31,
Pro forma statement of operations adjustment (dollars in thousands)	interest rate	2010

Pro forma interest expense:
Notes offered	8.00%[b]	$48,800
Term loan	3.75%[c]	76,421
Revolving credit facility	3.75%[c]	5,507
Interest expense associated with derivative instrument	n/a	5,254
Amortization of deferred financing fees	n/a	9,608

		$145,590	[d]

(a)	Consists of adjustments relating to the CMP Acquisition ($34.2 million) and the Citadel Acquisition ($824.8 million).

(b)	Assumed interest rate based on current market conditions.

(c)	Assumed interest rate has been determined in accordance with the terms contained in the Debt Commitment and calculated based on the 30 day LIBOR in effect on March 29, 2011 plus a spread of 350 bps.

(d)	Represents interest expense on an Overall Pro Forma Basis for the year ended December 31, 2010, which is equal to the historical interest expense for Cumulus, CMP and Citadel for the year ended December 31, 2010 plus the additional interest expense pro forma adjustment as set forth below:

For the
year ended
December 31,
2010

Interest expense on each of a CMP and Citadel Pro Forma Basis	$145,590
Historical Cumulus interest expense	30,307
Historical CMP interest expense	28,171
Historical Citadel interest expense	64,120

Less: Combined historical Cumulus, CMP and Citadel interest expense	122,598

Interest expense adjustment on an Overall Pro Forma Basis	$22,992[e]

(e)	Consists of $16.7 million and $6.2 million of pro forma interest expense adjustments in the CMP Pro Forma Basis and Citadel Pro Forma Basis, respectively.

Interest rate sensitivity analysis

The accompanying unaudited pro forma condensed consolidated financial information includes certain adjustments for pro forma interest expense, which are reflected in the accompanying unaudited pro forma condensed consolidated statements of operations. These pro forma adjustments are based upon certain assumptions contained in these notes to unaudited pro forma condensed consolidated financial information. Assuming a pro forma 1.0% positive or negative change in the interest rate on the notes offered hereby, our pro forma interest expense related thereto would have changed by $6.1 million on each of a CMP Pro Forma Basis, a Citadel

Pro Forma Basis and an Overall Pro Forma Basis. Assuming a pro forma 1.0% positive or negative change in the interest rate on borrowings under the Acquisition Credit Facility, it is estimated that our interest rate on borrowings under the Acquisition Credit Facility would have changed by $15.5 million and $21.9 million on a Citadel Pro Forma Basis and an Overall Pro Forma Basis, respectively, in each case assuming the Maximum Cash Cap (refer to note G).

L. Adjustments to reflect the issuance of shares. On each of a CMP Pro Forma Basis, Citadel Pro Forma Basis and Overall Pro Forma Basis, Cumulus will issue shares of its class A and class D common stock, each with a par value of $0.01 per share, in order to effect each respective transaction. Resulting changes to the par value are illustrated below:

			Elimination of
			historical	Pro forma
	Number of shares	Par value	par value	adjustment

CMP Pro Forma Basis
Issuance of class A common stock	11,583,206	$ 116	$–	$116
Issuance of class D common stock	6,630,476	66	–	66
Citadel Pro Forma Basis
Issuance of class A common stock	218,225,830	$2,182	$(5)	$2,177
Overall Pro Forma Basis
Issuance of class A common stock	20,199,639	$ 202	$–	$202

Appendix to Pro Forma Adjustments

The following tables have been prepared to assist the reader in reconciling line items in the accompanying unaudited pro forma condensed consolidated financial information that have multiple footnote references so that the reader can better understand the nature of the pro forma adjustment being made to the respective line item, with the exception of those line items in the Overall Pro Forma Basis balance sheet and income statement under “CMP Pro Forma Basis adjustments” that reflect only the addition of the KC LLC and CMP Pro Forma Basis adjustments shown in the CMP Pro Forma Basis balance sheet and income statement.

Reconciliation of line items in the CMP Pro Forma Basis balance sheet that have multiple footnote references:

(dollars in thousands)
Accounts payable and accrued expenses:
CMI deferred revenue specific to CMP Management Agreement	$(1,000)	B
Liability related to future interest payments recorded resultant from 2009 CMP Exchange Offer	(1,715)	J
Tax effect of deferred financing costs write off	(346)

CMP Pro Forma Basis adjustment	$(3,061)

Accumulated deficit
CMP historical accumulated deficit	$795,368	E
KC LLC historical accumulated deficit	(69,743)	E
Elimination of historical CMI ownership interest in CMP	14,620	E
Write off of deferred financing costs	(910)	F
Tax benefit from the write off of deferred financing costs	346

CMP Pro Forma Basis adjustment	$739,681

Reconciliation of line items in the Citadel Pro Forma Basis balance sheet that have multiple footnote references:

(dollars in thousands)
Accounts payable and accrued expenses
Severance to be paid to Citadel employees and executives in connection with Citadel Acquisition	$18,400	H
Tax benefit from write off of Historical Citadel and CMP deferred financing costs and severance to be paid to Citadel employees	(15,161)
Accrual of deferred financing costs	4,000	F

Citadel Pro Forma Basis adjustment	$7,239

Additional paid-in-capital:
$373.6 million of Cumulus equity securities sold to the Investors, net fees of $21.4 million	$373,600	I
Elimination of Citadel historical additional paid-in-capital	(1,263,235)	G
Equity consideration paid to Citadel stockholders	567,376	G
Recognition of $0.01 par value of class A common stock issued	(2,182)	L

Citadel Pro Forma Basis adjustment	$(324,441)

Accumulated deficit
Citadel historical accumulated deficit	$1,783	G
Severance to be paid to Citadel employees and executives in connection with Citadel Acquisition	(18,400)	H
Write off Historical Cumulus deferred financial costs	(910)	F
Write off Historical Citadel deferred financing costs	(20,586)	F
Tax benefit from write off of Historical Citadel and CMP deferred financing costs and severance to be paid to Citadel employees	15,161

Citadel Pro Forma Basis adjustment	$(22,952)

Reconciliation of line items in the Overall Pro Forma Basis statement of operations that have multiple footnote references:

(dollars in thousands)
Corporate general and administrative:
Exclusion of KC LLC historical results of operations	$(1,138)	A
Elimination of CMP historical expense incurred in conjunction with CMP Management Agreement	(4,000)	B

CMP Pro Forma Basis adjustment	$(5,138)

Interest expense, net:
Exclusion of KC LLC historical results of operations	$6,034	A
CMP Pro Forma Basis adjustment to interest expense	(22,783)	C

CMP Pro Forma Basis adjustment	(16,749)
Exclusion of KC LLC historical results of operations	847	A
CMP Pro Forma Basis adjustment to income tax benefit	8,658	D

	$9,505

Reconciliation of line items in the Overall Pro Forma Basis balance sheet that have multiple footnote references:

(dollars in thousands)
Cash and cash equivalents:
Exclusion of KC LLC historical financial condition	$(2,324)	A
CMP Pro Forma Basis cash and cash equivalents adjustment	4,992	C

CMP Pro Forma Basis adjustment	$2,668

Prepaid expenses and other current assets:
Exclusion of KC LLC historical financial condition	$136	A
CMP prepaid expense specific to CMP Management Agreement	(1,000)	B

CMP Pro Forma Basis adjustment	$(864)

Intangible assets, net:
Exclusion of KC LLC historical financial condition	$(15,233)	A
Adjustment to fair value of CMP’s FCC license intangible assets	19,038	E

CMP Pro Forma Basis adjustment	$3,805

Deferred financing costs:
Exclusion of KC LLC historical financial condition	$(221)	A
Deferred financing costs and related amortization of term loan under Existing Credit Agreement	(910)	C
Deferred financing costs and related amortization	14,000	C

CMP Pro Forma Basis adjustment	$12,869

Accounts payable and accrued expenses:
Exclusion of KC LLC historical financial condition	$(7,681)	A
CMI deferred revenue specific to CMP Management Agreement	(1,000)	B
Liability related to future interest payments recorded resultant from 2009 CMP Exchange Offer	(1,715)	J
Tax benefit from the write off of deferred financing costs	(346)

CMP Pro Forma Basis adjustment	$(10,742)

Current portion of long-term debt:
Exclusion of KC LLC historical financial condition	$(86,228)	A
Elimination of current portion of debt related to term loan under Existing Credit Agreement	(15,165)	C

CMP Pro Forma Basis adjustment	$(101,393)

Deferred income taxes:
Exclusion of KC LLC historical financial condition	$(25)	A
CMP Pro Forma Basis adjustment to deferred income taxes	7,235	E

CMP Pro Forma Basis adjustment	$7,210

Additional paid-in-capital:
Exclusion of KC LLC historical financial condition	$(368)	A
Exclusion of CMP historical financial condition (less KC LLC)	(310,482)	E
Equity consideration to CMP Sellers	43,861	E
Recognition of $0.01 par value of class A and class D common stock issued	(182)	L
Recognition of $0.01 par value of class A common stock issued	(86)	L
Redemption of Radio Holdings Preferred Stock	24,216	H
Additional equity consideration to Citadel shareholders resultant from Radio Holdings preferred stock redemption	37,998	H

CMP Pro Forma Basis adjustment	$(205,043)

Accumulated deficit:
CMP Historical accumulated deficit	$795,368	E
Removal of historical CMI ownership interest in CMP	14,620	E
Redemption of Radio Holdings preferred stock	5,262	H
Write off of deferred financing costs	(910)	C
Tax benefit from the write off of deferred financing costs	346

CMP Pro Forma Basis adjustment	$814,686

Accounts payable and accrued expenses
Severance to be paid to Citadel employees and executives in connection with Citadel Acquisition	$18,400	H
Tax benefit from write off of Historical Citadel and CMP deferred financing costs and severance to be paid to Citadel employees	(16,792)
Accrual of deferred financing costs	4,000	F

Citadel Pro Forma Basis adjustment	$5,608

Current portion of long-term debt:
Elimination of CMP current portion of debt related to term loan under CMP Existing Credit Agreement	$(109,786)	C
Exclusion of KC LLC historical financial condition	86,228	A
Elimination of Citadel current portion of debt related to term loan under Existing Credit Agreement	(3,500)	F

Citadel Pro Forma Basis adjustment	$(27,058)

Long-term debt:
CMP historical debt	$(615,734)	G
Citadel historical debt	(746,500)	G
Borrowings under the Acquisition Credit Facility: term loan	2,040,000	J
Borrowings under the Acquisition Credit Facility: revolver	147,000	J

Citadel Pro Forma Basis adjustment	$824,766

Additional paid-in-capital:
$373.6 million of Cumulus equity securities sold to the Investors, net fees of $21.4 million	$373,600	I
Elimination of Citadel historical additional paid-in-capital	(1,263,235)	G
Recognition of $0.01 par value of class A common stock issued	(2,182)	L
Equity consideration to Citadel stockholders	567,376	G

Citadel Pro Forma Basis adjustment	$(324,441)

Accumulated deficit:
Citadel historical accumulated deficit	1,783	G
Severance to be paid to Citadel employees and executives in connection with Citadel Acquisition	(18,400)	H
Write off of Historical Citadel deferred financing costs	(20,586)	J
Write off of Historical CMP deferred financing costs	(5,202)	J
Tax benefit from the write off of Historical Citadel and CMP deferred financing costs and severance to be paid to Citadel employees and executives	16,792

Citadel Pro Forma Basis adjustment	$(25,613)

****

Description of indebtedness

The following is a summary of certain provisions of the instruments evidencing our existing indebtedness or indebtedness that we expect to incur upon consummation of the Citadel Acquisition, other than pursuant to our offering of senior notes. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

The Existing Credit Agreement

Our Existing Credit Agreement currently provides for a term loan facility of $750.0 million, which had an outstanding balance of approximately $593.8 million as of December 31, 2010, and a revolving credit facility of $20.0 million, of which no amounts were outstanding as of December 31, 2010. We will use a portion of the net proceeds from the offering of notes to repay the outstanding amounts under the term loan facility under our Existing Credit Agreement.

Our obligations under the Existing Credit Agreement are collateralized by substantially all of our assets in which a security interest may lawfully be granted (including FCC licenses held by its subsidiaries), including, without limitation, intellectual property and all of the capital stock of our direct and indirect subsidiaries. Our obligations under the Existing Credit Agreement are guaranteed by all of our subsidiaries.

The Existing Credit Agreement contains terms and conditions customary for financing arrangements of this nature. The term loan facility will mature on June 11, 2014. The revolving credit facility will mature on June 7, 2012.

Borrowings under the term loan facility and revolving credit facility previously bore interest, at our option, at a rate equal to LIBOR plus 4.0% or the Alternate Base Rate (currently defined as the higher of the Wall Street Journal’s Prime Rate and the Federal Funds rate plus 0.5%) plus 3.0%. In July 2010, our aggregate principal payments which were made in accordance with our obligation to make mandatory prepayments of Excess Cash Flow (as defined in the Existing Credit Agreement), as described below, exceeded $25.0 million, which triggered a reduction in our interest rate to LIBOR plus 3.75%, or the Alternate Base Rate plus 2.75%, at our option. Once we reduce the term loan facility by an aggregate of $50.0 million through further mandatory prepayments of Excess Cash Flow, the revolving credit facility will bear interest, at our option, at a rate equal to LIBOR plus 3.25% or the Alternate Base Rate plus 2.25%. As of December 31, 2010, the effective interest rate of outstanding borrowings pursuant to our Existing Credit Agreement was approximately 4.0%. As of December 31, 2010, the effective interest rate inclusive of the May 2005 Swap was approximately 6.5%.

Events of default in the Existing Credit Agreement include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) cross-default and cross-acceleration; (d) the occurrence of bankruptcy or insolvency events; (e) certain judgments against us or any of our subsidiaries; (f) the loss, revocation or suspension of, or any material impairment in the ability to use of or more of, any of our material FCC licenses; (g) any representation or warranty made, or report, certificate or financial statement delivered, to the lenders subsequently proven to have been incorrect in any material respect; and (h) the occurrence of a change in control (as defined in the Existing Credit Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Existing Credit Agreement and the ancillary loan documents as a secured party.

At December 31, 2010, the total leverage ratio with which we were required to comply was 6.8:1, and the fixed charge coverage ratio requirement was 2.2:1. For the quarter ended March 31, 2011, the total leverage ratio covenant requirement was 6.5:1 and the fixed charge coverage ratio requirement was 1.2:1.

During the quarter ended March 31, 2011, we made an Excess Cash Flow Payment under the Existing Credit Agreement in an amount equal to $16.5 million.

In connection with the offering of notes, we are in the process of obtaining the requisite lender approval for the Amendment to our Existing Credit Agreement, which we expect will become effective simultaneously with the completion of the offering of notes and will provide us the ability to complete the offering of notes, provided that proceeds from the offering are used to repay in full the term loans outstanding under the Existing Credit Agreement. In addition, the Amendment, among other things, (i) provides for an incremental term loan facility of up $200.0 million, which may only be accessed to repurchase the notes offered under certain circumstances, (ii) replaces the total leverage ratio contained in the Existing Credit Agreement with a new secured leverage ratio and (iii) amends certain definitions in the Existing Credit Agreement to facilitate our ability to complete the offering of notes and the Global Refinancing. In connection with the completion of the Global Refinancing, we expect to repay all amounts outstanding under, and terminate, the Existing Credit Agreement.

The Acquisition Credit Facility

Overview

In connection with entering into the Citadel Merger Agreement and the Investment Agreement, we obtained the Debt Commitment from a group of banks in which they committed to provide financing for us to complete the Citadel Acquisition and the Global Refinancing. In accordance with the Debt Commitment, in connection with the consummation of the Citadel Acquisition, we expect to enter into the Acquisition Credit Facility with a syndicate of lenders, agents and arrangers including an affiliate of JPMorgan, UBS Finance, an affiliate of Macquarie, RBC and ING Capital as lenders and agents, JPMorgan, UBS Securities, Macquarie and RBC Capital Markets as joint lead arrangers and joint book-runners, and ING Capital as co-syndication agent.

We expect that the Acquisition Credit Facility will provide senior secured financing of $2.525 billion, consisting of:

•	a $2.150 billion term loan facility with a maturity date seven years from the closing date of the Citadel Acquisition; and

•	a $375.0 million revolving credit facility with a maturity date five years from the closing date of the Citadel Acquisition.

A certain amount of this revolving credit facility is expected to be available for letters of credit. Our borrowings expected to be outstanding under each of the term loan facility and the revolving credit facility at the closing of the Citadel Acquisition will depend upon the aggregate amount of cash the Citadel stockholders elect to receive pursuant to the Citadel Merger Agreement and whether CMP is then designated as a “restricted subsidiary” under the Indenture and the notes.

In addition, subject to receipt of additional commitments from participating lenders and certain other conditions, the Acquisition Credit Facility will permit us to incur additional term loans and/or revolving loans up to the greater of (i) $500.0 million and (ii) an amount that results in a senior secured leverage ratio of no greater than 4.5:1, after giving effect to such additional loans. We may only incur such additional loans in compliance with certain covenants.

In the event that we do not own, directly or indirectly, 100% of the equity interests in Cumulus Media Partners, LLC on or before the closing of the Acquisition Credit Facility and (if not already eliminated) the Acquisition Bridge Facility, the lenders’ commitments under such facilities will be reduced pro rata by an aggregate principal amount of $600.0 million. In addition, if the CMP Acquisition is completed and, at our option, CMP and its subsidiaries remain designated as unrestricted subsidiaries and as a result, CMP’s indebtedness is not refinanced with proceeds from such facilities, such facilities will also be reduced pro rata by the amount of then-outstanding indebtedness of CMP.

Interest rate and fees

We expect borrowings under the Acquisition Credit Facility to bear interest at a rate equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the federal funds rate plus 0.50%, (2) the prime commercial lending rate of JPMorgan Chase Bank, N.A. and (3) LIBOR for an interest period of one month beginning on such day plus 1.00% or (b) a LIBOR rate for the corresponding deposits in U.S. dollars, plus an applicable margin. We expect that the applicable margin for borrowings will be 2.50% with respect to base rate borrowings and

3.50% with respect to LIBOR borrowings. LIBOR borrowings shall also be subject to a LIBOR floor of 1.00%.

In addition to paying interest on outstanding principal under the Acquisition Credit Facility, we expect to be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee rate is expected to be 0.50% per annum. We also expect to be obligated to pay customary letter of credit fees.

Prepayments

We expect the Acquisition Credit Facility will to require us to prepay outstanding loans under the term loan facility, subject to certain exceptions, with:

•	50% (which percentage may be reduced based on decreases in our leverage) of our annual excess cash flow;

•	100% of the net cash proceeds from the sale or other disposition of all or any part of our or any of our subsidiaries’ assets if we do not commit to reinvest those proceeds in assets to be used or useful in our business or to make certain other permitted investments within 12 months of such disposition, or within 12 months of a binding commitment to reinvest such proceeds, and subject to certain other customary exceptions;

•	100% of all net cash casualty and condemnation proceeds, subject to reinvestment rights; and

•	100% of the net cash proceeds received by us or any of our subsidiaries from the issuance of debt or preferred stock other than debt or preferred stock permitted under the Acquisition Credit Facility.

The foregoing mandatory prepayments are expected to be applied to the next eight scheduled quarterly installments under the term loan facility and then pro rata to the remaining scheduled quarterly installments under the term loan facility (excluding the final payment due on the maturity date) on a pro rata basis.

We expect we will be able to voluntarily repay outstanding loans under the Acquisition Credit Facility at any time without premium or penalty, subject to limitations as to minimum amounts of payments and customary LIBOR breakage fees.

Amortization

The term loan facility is expected to amortize in equal quarterly installments in annual amounts equal to 1% of the original principal amount of the term loan facility, with the balance payable on the maturity date.

Guarantees

All obligations under the Acquisition Credit Facility will be fully and unconditionally guaranteed on a joint and several basis and, subject to certain exceptions, all of our existing and future direct and indirect wholly owned domestic restricted subsidiaries, referred to, collectively, as guarantors.

All obligations under the Acquisition Credit Facility, and the guarantees of those obligations, will be secured by:

•	perfected first security pledges of all of the equity interests of each of our direct subsidiaries and each guarantor; and

•	a security interest in, and mortgages on, substantially all tangible and intangible assets of the guarantors.

We expect that, at the time of entry into the Acquisition Credit Facility and the completion of the Global Refinancing, all of our then-existing subsidiaries (other than certain divestiture trusts that we expect to form in connection with the Citadel Acquisition, CMP (if the CMP Acquisition has been consummated), Citadel and the license subsidiaries that hold the licenses for our radio stations), will be guarantors thereunder. However, we do not expect such license subsidiaries to guarantee the notes at any time.

Certain covenants and events of default

The Acquisition Credit Facility is expected to contain a number of covenants that, among other things will restrict, subject to certain exceptions, our ability and the ability of our guarantors to:

•	dispose of our assets or change our line of business or ownership;

•	create liens on assets and further negative pledges;

•	enter into sale and leaseback transactions;

•	engage in mergers or acquisitions;

•	pay dividends and distributions or make payments on certain junior debt;

•	make loans or investments;

•	incur indebtedness (including disqualified preferred stock);

•	engage in certain transactions with affiliates;

•	make amendments to our junior debt agreements; and

•	change our fiscal year.

In addition, we expect the Acquisition Credit Facility will to require us to maintain a maximum total net leverage ratio at any time that there is outstanding exposure under the revolving credit facility thereunder.

The Acquisition Credit Facility is expected to also contain certain customary affirmative covenants and events of default, including the occurance of certain changes in control. In addition, our ability to borrow under the Acquisition Credit Facility is expected to be subject to various conditions, including, among other things, (i) the consummation of the Citadel Acquisition in accordance with the terms of the Citadel Merger Agreement, (ii) the receipt of the net cash proceeds from the Equity Investment and (iii) the absence of any material adverse effect on our business or our ability to consummate the Citadel Acquisition.

The foregoing description of the anticipated material terms of the Acquisition Credit Facility is subject to the negotiation and execution of definitive documentation relating to such credit facility and subject to certain changes in terms (including interest rates) deemed reasonably necessary to facilitate the syndication of the facilities. Although we expect such terms to be materially consistent with those contained in the Debt Commitment, the definitive documentation may contain important changes, limitations or restrictions that may result in the actual terms being materially different from those described above.

The Acquisition Bridge Facility

Overview

The Debt Commitment also includes commitments from the lenders for a $500.0 million senior unsecured Acquisition Bridge Facility. To the extent that we complete this offering of notes, we will reduce, and possibly eliminate, the need to borrow under the Acquisition Bridge Facility, and the lenders’ commitment thereunder will be correspondingly reduced. Notwithstanding this, however, the Debt Commitment also provides the lenders with the right to reallocate a portion of the term loan under the Acquisition Credit Facility to the term loan under the Acquisition Bridge Facility. If and to the extent such lenders reallocate a portion of their commitments under the Acquisition Credit Facility to the Acquisition Bridge Facility, we currently expect that we would seek to offer and sell additional notes in an amount equal to the amount of such Reallocation. No assurances can be provided that we would be able to sell such notes, or as to the timing of such sale.

Interest rate and fees

We expect borrowings under the Acquisition Bridge Facility to accrue interest at a rate equal to the three month LIBOR rate plus a spread of 650 basis points, with LIBOR subject to a floor of 1.25%. If the initial borrowings are not repaid within six months following the closing of the Citadel Acquisition, then such spread is expected to increase by 50 basis points at the beginning of the next three-month period and by an additional 50 basis points at the beginning of each three-month period thereafter, subject to a total interest rate cap of 11.75%.

Prepayments

The Acquisition Bridge Facility is expected to require us to prepay outstanding loans under that facility, subject to certain exceptions, with:

•	100% of the net cash proceeds received from any non-ordinary course sales of our or any of our subsidiaries’ assets in excess of amounts either reinvested in accordance with the Acquisition Credit Facility or used to repay the Acquisition Credit Facility;

•	100% of the net cash proceeds received by us or our restricted subsidiaries for refinancing debt; and

•	100% of the net cash proceeds of public equity issuances by us and our restricted subsidiaries.

We also expect to be required to prepay loans under the Acquisition Bridge Facility following the occurrence of a change of control.

We expect to be able to voluntarily repay outstanding loans under the Acquisition Bridge Facility at any time with prior notice at par plus accrued and unpaid interest and breakage costs.

Guarantees

The Acquisition Bridge Facility is expected to be guaranteed on a senior basis by each of our subsidiaries that guarantees the Acquisition Credit Facility.

Certain covenants and events of default

The Acquisition Bridge Facility is expected to contain certain customary affirmative and negative covenants and events of default. In addition, our ability to borrow under the Acquisition Bridge Facility is expected to be subject to various conditions, including, among other things, (i) the consummation of the Citadel Acquisition in accordance with the terms of the Citadel Merger Agreement, (ii) the receipt of the net cash proceeds from the Equity Investment and (iii) the absence of any material adverse effect on our business or our ability to consummate the Citadel Acquisition.

The foregoing description of the anticipated material terms of the Acquisition Bridge Facility is subject to the negotiation and execution of definitive documentation relating to such credit facility. Although we expect such terms to be materially consistent with those contained in the Debt Commitment, the definitive documentation may contain important limitations or restrictions which may result in the actual terms being materially different from those described above.

Legal proceedings

Cumulus was previously party to a lawsuit, filed on January 21, 2010 by Brian Mas, a former employee of Radio Holdings. Pursuant to a Stipulation and Order filed on March 4, 2011, the Company was dismissed as a defendant in such suit, and CMP was substituted in lieu of the Company as the named defendant.

On March 14, 2011, a putative shareholder class action complaint was filed against Citadel, its board of directors (the “Citadel Board”), and Cumulus in the District Court of Clark County, Nevada, generally alleging that the Citadel Board breached its fiduciary duties to Citadel stockholders in connection with its approval of the Citadel Acquisition and breached its duty of disclosure to Citadel stockholders by allegedly withholding material information relating to the Citadel Acquisition, and also alleged that Citadel and Cumulus each aided and abetted the Citadel Board in its alleged breach of its fiduciary duties. The complaint seeks, among other things, an injunction against the consummation of the Citadel Acquisition or recision of the Citadel Acquisition in the event it is consummated. Cumulus intends to vigorously defend itself against the allegations in the complaint.

On March 23, 2011, a second putative class action complaint was filed in the District Court of Clark County, Nevada, against Citadel, the Citadel Board, Cumulus, Cumulus Media Holdings Inc., and Merger Sub (Cumulus Media Holdings Inc. and Merger Sub together, the “Merger Entities”). The complaint generally alleges that the Citadel Board breached its fiduciary duties to Citadel shareholders in connection its approval of the Citadel Acquisition and that Citadel, Cumulus and the Merger Entities aided and abetted the Citadel Board’s alleged breach of its fiduciary duties. The complaint seeks, among other things, an injunction against the consummation of the Citadel Acquisition, recision of the Citadel Acquisition in the event it is consummated, and any damages arising from the defendants’ alleged breaches. Cumulus and the Merger Entities intend to vigorously defend themselves against the allegations in the complaint.

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